Exhibit 10.1

Execution Version

CREDIT AGREEMENT AND GUARANTY

dated as of

November 30, 2023

by and among

NEVRO CORP.,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Agent

U.S. $200,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 1.01(a)	-	Permitted Licenses
Schedule 1.01(b)	-	Specified Sublease Transaction
Schedule 7.05(b)	-	Products
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.12(a)	-	Subsidiaries of the Borrower
Schedule 7.12(b)	-	Other Equity Interests Owned by the Obligors (other than in Subsidiaries)
Schedule 7.14	-	Material Agreements
Schedule 7.16	-	Real Property
Schedule 7.17	-	Pension Matters
Schedule 7.19(b)	-	Regulatory Approvals
Schedule 7.24	-	Royalties and Other Payments
Schedule 8.19	-	Post-Closing Covenants
Schedule 9.01	-	Existing Indebtedness
Schedule 9.02(b)	-	Existing Liens
Schedule 9.05	-	Existing and Contemplated Investments
Schedule 9.09	-	Committed Asset Sales
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.11	-	Restrictive Agreements
Schedule 9.13	-	Permitted Sales and Leasebacks
Schedule 9.18	-	Committed Licenses
Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guaranty Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Information Certificate
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Security Agreement

-vi-

CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of November 30, 2023 (this “Agreement”), by and among NEVRO CORP., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guaranties from time to time hereunder, each lender from time to time party hereto (each, a “Lender” and collectively, the “Lenders”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $200,000,000.00, to be available on the Closing Date, subject to the terms and conditions set forth herein, including the applicable terms and conditions set forth in Section 6 hereof; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:

“510(k)” means (i) any FDA order of substantial equivalence, or 510(k) clearance, for a Device pursuant to a premarket notification submitted to the FDA pursuant to the FD&C Act and FDA regulations, (ii) all similar marketing authorizations and clearances, including authorization to affix the CE Mark, received from any other non-U.S. Regulatory Authority, including Competent Authorities in Europe, and (iii) all amendments, supplements, and other additions and modifications thereto.

“Acquired Company” has the meaning set forth in the definition of “Specified Acquisition”.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of an amalgamation, consolidation, merger, purchase of Equity Interests or other assets, tender offer, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets of any other Person, (ii) acquires all or substantially all of a business, business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power for the control of such Board, determined on a fully-diluted, as-if-converted or exercised basis, (iv) acquires control of fifty percent (50%) or more of the Equity Interests in any other Person engaged in any business that is not managed by a Board, determined on a fully-diluted, as-if-converted or exercised basis or (v) acquires (including through licensing) any Product or Product line or material Intellectual Property of or from any other Person (in each case, excluding in-bound licenses of, and purchases of, over-the-counter and other software that is commercially available to the public, open source licenses and non-exclusive enabling licenses in the ordinary course of business).

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) the failure of the Borrower or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Regulatory Approvals necessary or required for the Borrower or any such Subsidiary to conduct its respective operations and businesses;

(b) if required by any applicable Law, the failure of the Borrower or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority, in compliance with such applicable Law, any required notice, registration, listing, supplemental application or notification or report;

(c) in connection with any clinical, preclinical, safety or other studies or tests being conducted by (or on behalf of) the Borrower or any of its Subsidiaries as required by the applicable Regulatory Authority to obtain Regulatory Approval of any Product or any Product Commercialization and Development Activities (i) the failure of any clinical, pre-clinical, safety or other required trial, study or test to be conducted in material compliance with any applicable Law or Regulatory Approval; or (ii) the receipt by the Borrower or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority requiring the termination or suspension of any such clinical, preclinical, safety or other study or test;

(d) the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any agent, supplier, licensor or licensee of the Borrower or any of its Subsidiaries, receives any written notice with respect to any Product or any Product Commercialization and Development Activities with respect thereto from the FDA or any other Regulatory Authority asserting (i) that such Person lacks a required Regulatory Approval with respect to any Product or Product Commercialization and Development Activity, (ii) a material breach of applicable Laws or Regulatory Approvals (or any similar order, injunction or decree) or (iii) that such Regulatory Authority has commenced any regulatory enforcement action, investigation or inquiry (other than routine or periodic inspections or post-marketing reviews), or has issued a warning letter, with respect to any Product or any Product Commercialization and Development Activities with respect thereto, including, without limitation, any such notice that requires (or is reasonably likely to require or cause) the Borrower or any of its Subsidiaries to discontinue, withdraw or recall the marketing or sale of any Product, or requires or causes (or is reasonably likely to require or cause) a cessation or delay in the manufacture or sale of any Product; or

(e) with respect to any Product or Product Commercialization and Development Activity of the Borrower or any Subsidiary, (i) any Regulatory Authority commences any criminal, injunctive, seizure, detention or civil penalty action or (ii) the Borrower or any Subsidiary enters into any consent decree, plea agreement or other settlement with any Regulatory Authority with respect to any of the foregoing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 14.05(i).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; provided that with respect to any Lender, an Affiliate of such Lender shall include, without limitation, all of such Lender’s Related Funds. The term “Affiliated” has a correlative meaning.

“Agent” has the meaning set forth in the preamble hereto.

“Agency Fee Letter” means that certain Agency Fee Letter, dated the date hereof, by and between the Borrower and the Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“AHYDO” has the meaning set forth in Section 3.05.

“Anti-Corruption Law” means any applicable international, foreign, federal, or local statute, treaty, law, or regulation concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.K. Bribery Act of 2010, each as amended, and any other applicable anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Obligors conduct business.

“Applicable Margin” means, with respect to (a) SOFR Loans, 5.25% per annum and (b) Base Rate Loans, 6.25% per annum, in each case, as such percentage may be increased pursuant to Section 3.02(b).

“Applicable PIK Amount” means (a) on or prior to the first anniversary of the Closing Date, 5.25%, (b) following the first anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, 2.50% and (c) following the third anniversary of the Closing Date, 1.50%.

“ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.02(h)(iv).

“Average Total Market Cap” means the average Total Market Cap of the Borrower measured over the most recent fifteen (15) consecutive Trading Days.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) Term SOFR determined on such date (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively, automatically and without notice to any Person. Notwithstanding anything contained herein to the contrary, the Base Rate shall not be less than the Floor.

“Base Rate Loan” means any Loan which bears interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.02(h).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been reasonably selected by the Agent (at the direction of the Majority Lenders in consultation with the Borrower) giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined (including any related Benchmark Replacement Adjustment) would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), that has been selected by the Agent (at the direction of the Majority Lenders in consultation with the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.02(h) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.02(h).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person.

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means the borrowing of the Loans on the Closing Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Braidwell” means Braidwell Transaction Holdings LLC – Series 3, a Delaware limited liability company, and its successors and permitted assigns and its Related Funds.

“Business Day” means (a) a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York and (b) if such day relates to a SOFR Loan, any such day described in clause (a) which is also a U.S. Government Securities Business Day.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction, condemnation, confiscation, requisition, seizure or forfeiture, as the case may be, of any property of any Person.

“Change of Control” means an event or series of events (including any Acquisition) that occurs after the Closing Date and causes or results in any of the following:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower ceases to be composed of individuals (a) who were members of such Board on the first day of such period, (b) whose election or nomination to such Board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of such Board or (c) whose election or nomination to such Board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of such Board;

(iii) except to the extent permitted by this Agreement, the Borrower shall cease to own, directly or indirectly, beneficially and of record or legally, one hundred percent (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries (other than minority holdings in Subsidiaries that are not U.S. Persons solely in accordance with applicable Law), free and clear of all Liens (other than Permitted Liens);

(iv) the sale of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole; or

(v) the occurrence of any “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under any Material Indebtedness.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, assessment or reassessment, in each case, before a Governmental Authority, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means November 30, 2023.

“Closing Fee” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including future acquired or created assets or properties (or all such assets or properties, as the context may require), in each case, to secure payment of the Obligations, it being understood that notwithstanding anything in this Agreement to the contrary, Excluded Assets shall not constitute Collateral.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date subject to satisfaction of the conditions set forth in, and in accordance with the terms and provisions of, this Agreement, which commitments are in the amounts set forth opposite such Lender’s name on Schedule 1 hereto, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise; provided that the aggregate Commitments of all Lenders on the Closing Date equal $200,000,000.00.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Common Stock” means shares of common stock, $0.001 par value per share of the Borrower.

“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Obligors, including, without limitation, any Person that is listed as a competitor in the Borrower’s filings with the Commission.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit E hereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters that the Agent (at the direction of the Majority Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent (at the direction of the Majority Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument, or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), in each case, other than the Loan Documents.

“Control” means, in respect of a particular Person, the possession, by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.17.

“Copyright” means all rights in works of authorship including any rights in software and the contents of Internet websites, copyrights, copyright registrations and applications for copyright registrations, including (i) all renewals, reversions, amendments and extensions thereof, (ii) any income, fees, royalties, damages or payments now, previously or hereafter due and payable with respect thereto, and (iii) all rights to sue for or collect any damages for past, present or future infringements thereof.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulted Lender” means any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms hereunder or under any other Loan Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Loan Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Loan Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Loan Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower or Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Loan Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief Laws of the United States, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine).

“Device” shall have the meaning set forth in 21 U.S.C. § 321(h).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for obligations that would constitute Permitted Indebtedness both at the time of issuance of the relevant Equity Interests and upon the conversion or exchange of such Equity Interests and/or Qualified Equity Interests of the Borrower), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for obligations that would constitute Permitted Indebtedness both at the time of issuance of the relevant Equity Interests and upon the conversion or exchange of such Equity Interests and/or Qualified Equity Interests of the Borrower and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness (other than obligations that would constitute Permitted Indebtedness both at the time of issuance of the relevant Equity Interests and upon the conversion or exchange of such Equity Interests) or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that Equity Interests issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person, or by any such plan to such directors, officers, employees or consultants, shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change, delisting or an asset sale will not constitute Disqualified Equity Interests if the “asset sale,” “fundamental change”, “delisting” or “Change of Control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Disqualified Institution” means (a) any vulture fund, activist fund, distressed debt fund or other fund that principally invests in distressed debt for the purpose of owning equity in the applicable borrower (but may include any Bona Fide Lending Affiliate) and (b) any Persons identified in writing to the Agent prior to the Closing Date and supplemented from time to time after the Closing Date subject to the consent of the Majority Lenders (not to be unreasonably withheld); provided that no Lender, Agent or any Affiliate of a Lender or Agent shall constitute a “Disqualified Institution”.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of an Obligor that is a U.S. Person.

“Early Prepayment Fee” means, with respect to any repayment or prepayment (or other payment made prior to the Maturity Date) of all or any portion of the outstanding principal amount of the Loans on any Prepayment Date, whether pursuant to clause (a) or (b) of Section 3.03 or otherwise (including as a result of acceleration, an Insolvency Proceeding or other Event of Default), an amount equal to (i) the aggregate principal amount of the Loans being repaid or prepaid on such Prepayment Date multiplied by (ii) for any Prepayment Date that occurs (A) on or prior to the first anniversary of the Closing Date, four percent (4.0%), (B) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, three percent (3.0%), (C) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, two percent (2.0%), (D) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, one percent (1.0%) and (E) after the fourth anniversary of the Closing Date, zero percent (0.0%).

“EBITDA” means, with respect to any Person (or business), the consolidated earnings of such Person and its consolidated Subsidiaries (or such business) before interest, taxes and non-cash items such as depreciation, depletion and amortization, in each case as determined in accordance with GAAP consistently applied.

“EBITDA Shortfall” means, with respect to any Person or business that (i) has been acquired by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition and (ii) at the time of consummation of such Acquisition, had negative EBITDA for the twelve consecutive month period ended on the last day of the most recently ended calendar month prior to the date of such Permitted Acquisition, the absolute value of such negative EBITDA during such twelve (12) consecutive month period.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any other Lender and/or such Lender’s Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, however, that Eligible Transferees shall not include any Disqualified Institution.

“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release or handling of Hazardous Materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such Person’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such Person’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable and which is reasonably expected to result in material liability to any Obligor or any Subsidiary; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable and which is reasonably expected to result in material liability to any Obligor or any Subsidiary; (xiv) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such Plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or Title IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Agent.

“Excluded Account” means, collectively, (i) accounts used exclusively for payroll, the withheld employee portion of payroll taxes and other employee wage and benefit payments plus any minimum balance requirements of the applicable bank, (ii) accounts used exclusively for escrow, trust, or other fiduciary arrangements established in the ordinary course and not in contemplation of this Agreement, (iii) accounts constituting cash collateral accounts with a balance not exceeding the amount specified in Section 9.02(l), (iv) accounts used exclusively for pledges or deposits permitted by Section 9.02(r)(ii) and (v) de minimis accounts with balances not exceeding $5,000,000 in the aggregate for all such accounts under this clause (iv) at any time; provided that no account used for collecting payments from customers, suppliers or clients of any Obligor or any of their Subsidiaries shall constitute an Excluded Account.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means, collectively, (i) Immaterial Subsidiaries and (ii) any Subsidiary for which the requirement to provide a Lien, security interest or Guaranty, as the case may be, has been waived by the Agent in accordance with Section 8.12(d), but only for so long as such waiver remains in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any withholding Taxes imposed under FATCA.

“Exculpated Party” has the meaning set forth in Section 14.03(b)(ii).

“Existing Convertible Notes” means those certain 2.75% Convertible Senior Notes due April 1, 2025 issued by the Borrower in favor of the parties thereto designated as “Holders” issued by the Borrower pursuant to that certain Indenture, dated as of June 13, 2016, between the Borrower and Wilmington Trust, National Association, as Trustee, as supplemented by that certain Second Supplemental Indenture, dated as of April 6, 2020, and as otherwise amended, restated, supplemented or otherwise modified from time to time.

“Exit Fee” has the meaning set forth in Section 3.04.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in the definition of “Anti-Corruption Law”.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. §§ 301 et seq.) (or any successor thereto), as amended from time to time, and the rules and regulations issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Financial Officer” means, with respect to any Person, such Person’s chief financial officer, chief accounting officer, and any other financial officer of such Person with equivalent responsibilities.

“Floor” means a rate of interest per annum equal to 3.50%.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $5,000,000.

“Foreign Collateral” has the meaning assigned to such term in Section 8.12(c).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any benefit plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Security Documents” means any pledge, security or other collateral agreement pursuant to which the assets owned by a Foreign Subsidiary, the Equity Interests in a Foreign Subsidiary, or any other Foreign Collateral, are made subject to a Lien in favor of the Agent, and which is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed, or such Foreign Collateral is located, as applicable, in each case in form and substance reasonably satisfactory to the Agent and the Majority Lenders, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Obligor (other than the Borrower) or direct or indirect Subsidiary of any Obligor, in each case, that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(g)(i).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any Regulatory Approval.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, including the FDA and any other agency, branch or other governmental body, whether U.S. or non-U.S., that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Assumption Agreement” means a Guaranty Assumption Agreement substantially in the form of Exhibit C, executed by any entity that, pursuant to Section 8.12 is required to become a “Subsidiary Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all Laws of any Regulatory Authority with respect to the Product and any Product Commercialization and Development Activities, whether U.S. or non-U.S., federal, state, local or equivalent, including the development, manufacture, sale and distribution of Devices, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) (the “Federal Anti-Kickback Statute”); the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)); all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. §§ 1320d et seq.); the exclusion law (42 U.S.C. § 1320a-7); the civil monetary penalties law (42 U.S.C. § 1320a-7a); HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.); the FD&C Act; all applicable regulations promulgated thereunder, including but not limited to the Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820); the Investigational Device Exemption regulations and regulations related to clinical trials (21 C.F.R. Part 812, and Parts 50, 54, and 56); all applicable labeling requirements addressed in FDA’s Device labeling regulations (21 C.F.R. Part 801); and, all statutes and regulations of applicable federal or state healthcare programs, including but not limited to Medicare and Medicaid, any rules and regulations promulgated pursuant to the statutes listed herein, and any and all comparable U.S. federal, state, and local laws and non-U.S. Laws.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, including forward rate transactions, forward commodity contracts, forward bond or forward bond price or forward bond index transactions, forward foreign exchange transactions or credit derivatives transactions.

“IDE” means an application filed with any Regulatory Authority for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) any clinical trial application or equivalent of the foregoing pursuant to or under any non-U.S. country or regulatory jurisdiction, and (iii) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto.

“Immaterial Subsidiary” means, as of any date of determination, any Foreign Subsidiary of an Obligor (i) the unconsolidated assets of which does not exceed five percent (5.0%) of the consolidated assets of the Borrower and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(b) or 8.01(c), as applicable, and (ii) the unconsolidated revenues of which does not exceed five percent (5.0%) of the consolidated revenues of the Borrower and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(b) or 8.01(c), as applicable; provided that no Subsidiary of the Obligors shall qualify as an Immaterial Subsidiary if (x) the assets or revenue of such Subsidiary taken together with the assets or revenue of all then existing Immaterial Subsidiaries exceeds ten percent (10.0%) of the consolidated assets or revenue, as applicable, of the Borrower and its consolidated Subsidiaries or (y) such Subsidiary (A) holds or maintains any Regulatory Approval necessary or required for any Product Commercialization and Development Activities,

(B) owns or operates any manufacturing or similar facility involved in Product Commercialization and Development Activities or (C) owns or licenses any Material Intellectual Property.

“Indebtedness” of any Person means, as of any date, without duplication:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments;

(iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(iv) all obligations of such Person in respect of the deferred purchase price of property or services, including earn-out and similar deferred purchase price consideration obligations as reflected as liabilities on the balance sheet of such Person prepared in accordance with GAAP;

(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(vi) all Guaranties by such Person of any obligations of others that constitute Indebtedness under clauses (i) through (iv) or (vii) through (xii) hereof;

(vii) all Capital Lease Obligations of such Person;

(viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(ix) net obligations under any Hedging Agreement;

(x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(xi) all obligations of such Person in respect of Disqualified Equity Interests; and

(xii) all other obligations required to be classified as indebtedness of such Person under GAAP.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the above provisions, in no event shall the following constitute Indebtedness: (i) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business and not overdue by more than one hundred twenty (120) days, other than any such payable that is being disputed by such Person in good faith and for which adequate reserves are being maintained in accordance with GAAP;

(ii) obligations in respect of earn-outs and similar deferred purchase consideration that would not be reflected as liabilities on the balance sheet of the relevant Person in accordance with GAAP; (iii); prepaid or deferred revenue arising in the ordinary course of business; (iv) Equity Interests (other than Disqualified Equity Interests); or (v) any Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

“Indemnified Party” has the meaning set forth in Section 14.03(b)(ii).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means a Perfection Certificate, in substantially the form set forth in Exhibit G.

“Initial Fiscal Quarter” has the meaning set forth in Section 10.01.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (other than Permitted Fundamental Changes), or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case, undertaken under any Debtor Relief Law.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and rights in Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following:

(i) applications, registrations, amendments and extensions relating to such Intellectual Property;

(ii) any income, fees, royalties, damages or payments now, previously or hereafter due and payable with respect thereto;

(iii) rights and privileges arising under any applicable Laws with respect to such Intellectual Property;

(iv) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(v) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Borrower and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Borrower or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit H.

“Interest Period” means, in connection with the making, conversion or continuation of any SOFR Loan, an interest period (as selected by the Borrower) therefor, which shall be one (1) month; provided, however:

(i)	each Interest Period shall commence on the date the SOFR Loan is made and shall expire on the numerically corresponding day in the following calendar month;

(ii)

if any Interest Period commences on a day for which there is no corresponding day in the following calendar month or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month and, if any Interest Period would expire on a day that is not a Business Day, the Interest Period shall expire on the next Business Day, unless the next Business Day falls in the next calendar month then it shall expire on the preceding Business Day; and

(iii)	no Interest Period shall extend beyond Maturity Date.

“Interest Rate” means (i) for SOFR Loans, the sum of the Applicable Margin for SOFR Loans plus Term SOFR and (ii) for Base Rate Loans, the sum of the Applicable Margin for Base Rate Loans plus the Base Rate.

“Invention” means any novel, non-obvious (or inventive) and useful art, apparatus, method, process, machine (including any article or Device), manufacture or composition of matter, or any novel, non-obvious (or inventive) and useful improvement in any art, method, process, machine (including article or Device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person, or any Acquisition; (ii) the making of any deposit with, or advance, loan, assumption of debt, or other extension of credit to, or capital contribution in any other Person, but excluding any such advance, loan or extension of credit arising in connection with the sale of services, inventory or supplies by such Person in the ordinary course of business or (iii) the entering into of any Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency and to the extent relevant, the U.S. Department of the Treasury.

“Junior Indebtedness” has the meaning set forth in Section 9.07.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code, administrative or judicial precedent or authority, or (solely with respect to Patents) arising under an international convention, including any interpretation or administration thereof by any Governmental Authority or (solely with respect to Patents) international body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or (solely with respect to Patents) international body, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Legal Reservations” means, in respect of a UK Guarantor only:

(i)

the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(ii)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim;

(iii)

any other matters which are expressly set out as reservations or qualifications, in each case, as to matters of law of general application as set out in any legal opinion delivered to the Agent pursuant to Section 6.01 or where required by any other Loan Document;

(iv)	the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(v)

the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(vi)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(vii)

the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(viii)	provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(ix)	similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other similar encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the aggregate amount of cash and Permitted Cash Equivalent Investments of the Obligors, in one or more Controlled Accounts (subject to Section 8.19), that are free and clear of all Liens, other than Permitted Liens.

“Limitation Acts” shall mean the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Liquidity Condition” means, as of any time of determination, Liquidity is at least seventy-five million dollars ($75,000,000).

“Loan” means the Loans to be made by the Lenders to the Borrower on the Closing Date.

“Loan Documents” means, collectively, this Agreement, the Notes, any Borrowing Notice, the Security Documents, any Guaranty Assumption Agreement, any Information Certificate, the Intercompany Subordination Agreement, the Agency Fee Letter, the Registration Rights Agreement, any Warrant and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate identified as a “Loan Document” or otherwise expressly required to be delivered pursuant to a Loan Document or other amendment, waiver or modification of the foregoing, delivered to the Agent or any Lender by or on behalf of (and at the direction or request of) an Obligor in connection with this Agreement (including, without limitation, in connection with Section 8.12) or any of the other Loan Documents, in each case, as amended or otherwise modified from time to time.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, reasonable and documented (in reasonable detail) out-of-pocket professional fees, including reasonable and documented (in reasonable detail) out-of-pocket fees and disbursements of legal counsel on a full indemnity basis, and all reasonable and documented (in reasonable detail) out-of-pocket costs incurred in investigating or pursuing any claim or any proceeding relating to any claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.

“Material Adverse Change” and “Material Adverse Effect” mean any event, occurrence, fact, development or circumstance that has had a material adverse change in or effect on (i) the financial condition, operations, business or property of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Obligors, taken as a whole, to perform their obligations under the

Loan Documents to which they are a party, as and when due, (iii) the legality, validity, binding effect or enforceability against any Obligor of any material portion of the Loan Documents to which it is a party, or (iv) the rights and remedies available to or conferred upon the Agent or the Lenders under the Loan Documents, taken as a whole, other than, in the case of this clause (iv), solely as a result of any action on the part of the Agent and/or any Lender that is within such Person’s control; provided that such action or inaction is not caused by any Obligor’s failure to comply with the terms of the Loan Documents.

“Material Agreement” means (i) each Contract listed on Schedule 7.14, (ii) any Contract providing for the license of Material Intellectual Property either by or to any Obligor, and (iii) any other Contract to which the Borrower or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of the Borrower or any of its Subsidiaries are bound the absence, non-renewal or termination of which, could reasonably be expected to result in a Material Adverse Effect or in a material adverse effect on any Product Commercialization and Development Activities material to the conduct of the business of the Borrower and its Subsidiaries, in each case, as amended, supplemented or otherwise modified from time to time.

“Material Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds $10,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, for purposes of the Loan Documents, all Intellectual Property owned by, licensed to or otherwise held by any Obligor (i) the loss of which could reasonably be expected to result in a Material Adverse Effect or a material and adverse effect on any Product Commercialization and Development Activities material to the conduct of business of the Borrower and its Subsidiaries or (ii) that is otherwise material to the business of Borrower and its Subsidiaries, taken as a whole, in each case, excluding over-the-counter, “shrink wrap”, or other standard software that is commercially available to the public and software licensed under open source licenses.

“Material Regulatory Event” means, an Adverse Regulatory Event that, individually or when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, (a) has resulted in or could reasonably be expected to result in a Material Adverse Effect or (b) has, or could reasonably be expected to, result in fines, penalties and Losses (including loss of revenue) in excess of $10,000,000; provided, that, notwithstanding the foregoing, (x) no Adverse Regulatory Event shall constitute a “Material Regulatory Event” for the purposes of the foregoing clause (b) so long as, immediately after giving effect to the payment of all fines, penalties and other Losses resulting from each such Adverse Regulatory Event, (1) no Event of Default shall have occurred and be continuing and (2) the Liquidity Condition is satisfied; (y) a “Material Regulatory Event” shall be deemed to have occurred if the Civil Investigative Demand No. 22-13 issued by the U. S. Attorney’s Office for the Northern District of California, December 15, 2022 results in a criminal Proceeding which could reasonably be expected to result in a breach of Section 8.15; and (z) a “Material Regulatory Event” shall be deemed to have occurred if there is a ship hold on the implantable SCS devices of the Borrower that results in a material impairment on the ability of the Borrower and its Subsidiaries to ship and sell such devices for more than fifteen (15) consecutive days.

“Maturity Date” means November 30, 2029.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Revenue Covenant” has the meaning set forth in Section 10.01.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (a) reasonable costs and expenses related thereto incurred (or estimated by the Borrower in good faith) by the Borrower or such Subsidiary in connection therewith, (b) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) secured by a Permitted Lien that is required to be repaid as a result of such Casualty Event, (c) amounts required to be reserved in accordance with GAAP for indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Event, and (d) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (a) reasonable costs and expenses related thereto incurred (or estimated by the Borrower in good faith) by the Borrower or such Subsidiary in connection therewith, (b) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) secured by a Permitted Lien that is required to be repaid as a result of such Asset Sale, (c) amounts held in escrow to be applied as part of the purchase price for any assets, as applicable, unless and until received by the Borrower or such Subsidiary and (d) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (X) actually paid or payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and (Y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, all amounts, obligations, liabilities, covenants and duties of every type and description (including all Guaranteed Obligations) owing by any Obligor to any Secured Party, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including, subject to the limitations contained herein and in the other Loan Documents, fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document. Notwithstanding the foregoing, the “Obligations” shall not include any obligations under the Warrants or the Registration Rights Agreement, or any other obligation owed to the Agent or any Lender other than in connection with the Loan Documents (other than the Warrant or the Registration Rights Agreement).

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors (including any Subsidiary of the Borrower that becomes a Subsidiary Guarantor after the Closing Date pursuant to Section 8.12), together with their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Document” means, for any Person, such Person’s formation documents (or, for any Obligor incorporated in the United Kingdom, its constitutional documents then in force), including, as applicable its certificate of incorporation, articles of association, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(g).

“Patents” means all patents and patent applications, including (i) patents and patent applications in any form in any worldwide jurisdiction, including but not limited to industrial designs, utility models, provisional applications, design patent rights, reissues, reexaminations, substitutions, supplementary protection certificates, divisionals, continuations, continuations-in-part, renewals, extensions, statutory invention registrations, rulings from any governmental authority, including ones arising from any proceeding such as Inter Partes review and oppositions, (ii) all income, fees, royalties, damages and payment now, previously or hereafter due and payable with respect thereto, and (iii) all rights to sue for or collect any damages for past, present or future infringements thereof.

“Patriot Act” has the meaning set forth in Section 14.20.

“Payment Date” means (i) for all Base Rate Loans, the last day of each calendar month (provided that if such last day of any calendar month is not a Business Day, then the Payment Date shall be the next succeeding Business Day), (ii) for all SOFR Loans, (A) with respect to payments made in cash in accordance with Section 3.02(c), on the last day of the third (3rd) Interest Period ending after the Borrowing of such SOFR Loan and the last day of each third (3rd) Interest Period applicable to such SOFR Loan thereafter and (B) with respect to payments made in kind in accordance with Section 3.02(c), on the last day of the Interest Period applicable to such SOFR Loan and (iii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, stampings and/or notifications of the UK Security Documents and/or the security interests created thereunder (including any such action contemplated by any legal opinion delivered under or in connection with any Loan Document).

“Permitted Acquisition” means any Acquisition by an Obligor; provided that:

(a) immediately prior to, and immediately after giving effect to such Acquisition no Event of Default shall have occurred and be continuing;

(b) all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Law;

(c) unless the Agent (acting at the direction of the Majority Lenders) otherwise agrees in writing, the Borrower shall have taken, or caused to be taken, each of the actions set forth in Section 8.12(a) (to the extent applicable);

(d) such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.04;

(e) on a pro forma basis immediately after giving effect to the consummation of such Acquisition, the Liquidity Condition shall be satisfied; provided, that to the extent the Person or business being acquired has an EBITDA Shortfall at the time of such Acquisition, Liquidity shall, immediately after giving effect to the consummation of such Acquisition, be equal to or greater than the sum of (x) the amount of such EBITDA Shortfall, plus (y) seventy-five million dollars ($75,000,000);

(f) to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests of the Borrower;

(g) in the case of any Acquisition that has a purchase price in excess of $10,000,000, the Borrower shall have provided the Agent with at least ten (10) Business Days’ (or such shorter period as agreed to by the Majority Lenders) prior written notice of any such Acquisition, together with (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Agent or any Lender), (ii) historical financial statements and projected financial information with respect to the target and, upon request by the Agent or any Lender and to the extent available, copies of any due diligence report, memorandum or similar material prepared for or by the Borrower or its Affiliates in connection with such Acquisition; provided that the Agent or any such Lender shall deliver any customary non-reliance letters with respect to the receipt of any third party diligence memoranda required by such third party and (iii) any other information reasonably requested by the Agent or any Lender and available to the Obligors, including information regarding any contingent liabilities or projected research and development costs associated with the Person, business or assets being acquired;

(h) neither the Borrower nor any of its Subsidiaries shall, in connection with (and upon giving effect to) any such Acquisition, assume or remain liable with respect to, or be subject to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01 or (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02;

(i) such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition, in each case, as required by such Person’s Organizational Documents; and

(j) after giving effect to such Acquisition, the aggregate cash consideration paid during the term of this Agreement for all such Acquisitions of Persons that have not become Obligors under this Agreement and all assets that are not acquired by an Obligor or which do not constitute Collateral, in each case, within the time periods specified in and subject to the terms of Section 8.12, shall not exceed an amount equal to forty million dollars ($40,000,000); provided that the aggregate cash consideration shall exclude any consideration or payment funded with the proceeds of Qualified Equity Interests applied to such Permitted Acquisition within thirty (30) days of receipt of such proceeds.

On or prior to the proposed date of any such Acquisition, the Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the common stock of Borrower (or other securities or property following a merger event or other change of the common stock) purchased by an Obligor in connection with the issuance of any Permitted Convertible Debt and as may be amended in accordance with its terms; provided that (x) the net purchase price of any such call option transaction less the amount received by Borrower in respect of any Permitted Warrant Transaction in connection with such issuance of Permitted Convertible Debt shall not exceed the net proceeds to the Obligors from such issuance of Permitted Convertible Debt and (y) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by Borrower.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than twenty four (24) months from the date of acquisition, (ii) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 180 days after issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, (iv) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AAA and Aaa (or equivalent rating) by at least two credit rating agencies and (C) have portfolio assets of at least $5,000,000, and (v) registered money market funds at least ninety-five percent (95.0%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (i) through (iv) above.

“Permitted Convertible Debt” means (a) the Existing Convertible Notes and (b) any other Indebtedness incurred by the Obligors after the Closing Date that (i) is a note or other debt instrument issued by an Obligor which is convertible into Equity Interests of the Borrower (and cash in lieu of fractional shares), cash or any combination thereof; (ii) the obligations of all Persons (including all Obligors) in respect of such notes and/or other debt instruments (and any guarantee thereof) are fully unsecured; (iii) does not have a stated maturity prior to the date that is six (6) months following the Maturity Date; (iv) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal (other than as a result of a conversion thereof into Equity Interests of Borrower) prior to the date that is six (6) months following the Maturity Date other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Debt shall not be considered a redemption or payment); (v) the rate of interest payable in cash in respect of such notes shall not exceed eight percent (8.00%) per annum (as may be increased by not more than fifty basis points of additional interest under the terms of the related indenture); (vi) the terms, conditions, fees, covenants, and settlement mechanics (if applicable) of such notes shall be such as are typical and customary for Indebtedness of such type (as determined by the Borrower in good faith); (vii) no Subsidiary that is not an Obligor shall guarantee the obligations under such notes and (viii) immediately before and after giving pro forma effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing.

“Permitted Fundamental Changes” means transactions permitted under Section 9.03 or other transactions as may be expressly permitted or consented to from time to time in accordance with Section 14.04.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01 or other Indebtedness as may be expressly permitted or consented to from time to time in accordance with Section 14.04.

“Permitted Licenses” means (a) licenses and sublicenses of rights to Intellectual Property existing or contemplated on the Closing Date that are disclosed in Schedule 1.01(a), (b) non-exclusive and exclusive licenses or sublicenses, covenants or other rights in the ordinary course of business to Intellectual Property owned or controlled by the Borrower or any of its Subsidiaries that is not Material Intellectual Property; provided that exclusive licenses pursuant to this clause (b) shall not have a fair market value exceeding $3,000,000 in the aggregate during the term of this Agreement, (c) with respect to Material Intellectual Property owned or controlled by the Borrower or any of its Subsidiaries non-exclusive (except as set forth in this clause (c)) licenses or sublicenses of rights over such Intellectual Property entered into in the ordinary course of business in connection with Product Commercialization and Development Activities so long as such licenses or sublicenses of rights over such Intellectual Property on market terms that do not result in a legal transfer of title of the licensed Intellectual Property; provided that that such licenses or sublicenses may be exclusive as to territory only as to discrete geographical areas other than the United States or the jurisdiction of the organization or formation, as applicable, of the Borrower or any Obligor and (d) Investments in the form of licenses and sublicenses of rights to Intellectual Property, to the extent permitted by Section 9.05(o).

“Permitted Liens” means any Liens permitted under Section 9.02 or other Liens as may be expressly permitted or consented to from time to time in accordance with Section 14.04.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement (A) shall be incurred by the same obligor or obligors as the Indebtedness being so refinanced (and no other Person) and (B) shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced (provided that, the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced), except by an amount equal to the existing unutilized commitments thereunder

(to the extent not otherwise prohibited by this Agreement), accrued but unpaid interest thereon and any premium paid, and reasonable and customary fees and expenses incurred, in connection with such refinancing, extension, renewal or replacement (including any fees and original issue discount incurred in respect of such resulting Indebtedness) (unless the additional amount is permitted pursuant to another provision of Section 9.01 without regard to the term Permitted Refinancing), (ii) contain material terms that are materially less favorable to the Borrower and its Subsidiaries, taken as a whole, than the terms of any agreement or instrument governing the Indebtedness being refinanced, extended, renewed or replaced (other than covenants or any other provisions applicable only to periods after the Maturity Date), in each case, as determined by such Obligor(s) in their reasonable business judgment (it being understood and agreed that (a) any Subordinated Indebtedness may only be refinanced, renewed, extended or replaced with other Subordinated Indebtedness on subordination terms no less favorable to the Lenders than the Subordinated Indebtedness being refinanced, renewed, extended or replaced (unless such replacement is otherwise permitted pursuant to another provision of Section 9.01 without regard to the term Permitted Refinancing) and (b) unsecured Indebtedness shall not be refinanced, renewed, extended or replaced with secured Indebtedness (unless such secured Indebtedness is permitted pursuant to another provision of Section 9.01 without regard to the term Permitted Refinancing)), (iii) require or result in any Lien that is not a Permitted Lien, or (iv) contain any new requirement to give Guaranties that was not an existing requirement of the Indebtedness being refinanced, extended, renewed or replaced (unless the obligors in respect of such Guaranties become guarantors hereunder simultaneously with such Persons giving such Guaranties); provided further that, other than Permitted Refinancings of Indebtedness incurred pursuant to Section 9.01(b), after giving effect to such refinancing, extension, renewal or replacement, no Event of Default shall have occurred and be continuing.

“Permitted Tax Distributions” means, with respect to any Obligor or any of its Subsidiaries which is a member of an affiliated group filing consolidated, combined, unitary or similar tax returns of which such Obligor or Subsidiary is not the common parent, an amount with respect to any taxable year no greater than the corresponding Tax liabilities of the common parent of such affiliated group (including, without limitation, federal, state, and local income, franchise, sales, use, or similar Taxes) to the extent attributable to such Obligor or such Subsidiary; provided that the amount of such Permitted Tax Distribution in any taxable period shall not be greater than the lesser of (a) the amount of such Taxes that would have been due and payable by the Obligors and their Subsidiaries had the Obligors and their Subsidiaries filed a consolidated, combined, unitary or similar type return and (b) the actual Tax liability of such Obligors and such Subsidiaries; provided further that if the Obligors or their Subsidiaries receive a refund from a Governmental Authority in respect of any amounts paid as Permitted Tax Distributions, any subsequent Permitted Tax Distributions shall be reduced by the amount of such refund.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to common stock of the Borrower (or other securities or property following a merger event or other change of the common stock) and/or cash (in an amount determined by reference to the price of such common stock) sold by Borrower of the Borrower substantially concurrently with any purchase by an Obligor of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its term; provided that the terms, conditions and covenants of each such transaction are customary for agreements of such type, as determined in good faith by Borrower.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” means any Business Day on which the Borrower (i) elects to optionally prepay or repay or (ii) is required to prepay or repay, in each case, all or any portion of the outstanding principal amount of the Loans pursuant to Section 3.03(a) or Section 3.03(b), respectively.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Proceeding” means any claim, action, legal proceeding, audit, cause of action, complaint, suit, litigation, arbitration, subpoena, notice of violation, summons or investigation outside the ordinary course of business, hearing or other legal proceeding, in each case, that is brought by or heard before a Governmental Authority.

“Product” means all medical products (including Devices) of the Borrower and its Subsidiaries that have been, or are in the process of being, researched, developed, tested, manufactured, distributed, imported, exported, shipped, stored, packaged, handled, designed, labeled, promoted, licensed, marketed, sold or otherwise subject to Product Commercialization and Development Activities by or on behalf of the Borrower or any of its Subsidiaries at any time.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of (i) research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, supporting, packaging, purchasing or other commercialization activity, (ii) receipt of payment or other remuneration in respect of any of the foregoing or (iii) any similar or other activities the purpose of which is to commercially exploit such Product.

“Prohibited Payment” means any offer of anything of value, directly or indirectly, to any foreign, public or government official or commercial counterparty to assist Borrower in obtaining or retaining business or directing business to a third party, or any other improper business in violation of any Anti-Corruption Law.

“Projections” means a written projection of the revenues and expenses of the Borrower and its Subsidiaries, on a quarterly basis, including projected revenues and capital expenditures.

“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any landlord consents, bailee letters, any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Secured Parties for purposes of securing the Obligations, in each case, as amendment, supplemented or otherwise modified from time to time.

“Recipient” means any Lender, the Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approval” means any Governmental Approval, whether U.S. or non-U.S., that is required to be held or maintained by, or for the benefit of, the Borrower or any of its Subsidiaries under Healthcare Laws with respect to any Product or Product Commercialization and Development Activities, including all applicable approved IDEs, cleared 510(k)s, any approved premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e) (a “PMA”), governmental pricing approvals, reimbursement approvals and approvals of applications for regulatory exclusivity, in each case necessary for the ownership, use or other commercialization of such Product or for any such Product Commercialization and Development Activities.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Borrower and Braidwell or its Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” has the meaning set forth in Section 14.05(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, vice president, chief executive officer, manager, director, secretary, any Financial Officer and any other officer of such Person with similar responsibilities.

“Restricted Payment” means, any (i) dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries or (ii) payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets to secure the Obligations, or (ii) the ability of any Subsidiary of the Borrower to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to the Borrower or other Subsidiary of the Borrower or to Guaranty Indebtedness of the Borrower or any of other Subsidiary of the Borrower, in each case of (i) and (ii) above, other than (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (B)(1) customary provisions in Contracts (including, without limitation, leases and licenses of Intellectual Property) restricting the assignment or transfer thereof, and (2) customary restrictions and conditions contained in any agreement relating to any disposition or Asset Sale (including by way of merger, acquisition or consolidation); provided that such restrictions and conditions apply only to the assets or property subject to such transaction (and that such sale is permitted or, in the case of the sale of the Borrower or any other Change of Control, such agreement contemplates the prior or contemporaneous repayment in full of the Obligations hereunder (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), (C) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(e), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) customary provisions in any Contract governing Permitted Convertible Debt (other than the Existing Convertible Notes) which prohibit the sale or transfer of all or substantially all of the property of Person to any other Person (other than a sale or transfer by any Subsidiary to an Obligor) which is not, or does not become, an obligor with respect to such Permitted Convertible Debt, (E) customary anti-assignment provisions contained in leases, sublease, licenses, contracts and other agreements), (F) restrictions in any Indebtedness permitted by Section 9.01 that are no more restrictive in any material respect with respect to the Obligors than the terms of the Loan Documents, (G) restrictions binding on a Person at the time such Person becomes a Subsidiary of the Borrower; provided that such restrictions shall not have been created or incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower and (H) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement and applicable solely to such joint venture.

“Revenue” means for any applicable fiscal period, consolidated total net revenues of the Borrower and its Subsidiaries for such fiscal period resulting from Product Commercialization and Development Activities, as recognized on the income statement of the Borrower and its

Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP and reported by the Borrower in its filings with the Commission. Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements delivered pursuant to Section 6.01(g)(i).

“Sanction” means any applicable international economic sanction administered or enforced by the United States government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury or other relevant sanctions authority.

“Secured Party” means each Lender, the Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, in substantially the form set forth in Exhibit J dated as of the Closing Date, among the grantors party thereto (including the Borrower) and the Agent, granting a security interest in such grantor’s personal property in favor of the Agent, as amended or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Real Property Security Document, each Short-Form IP Security Agreement, each Foreign Security Document, and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.12, in each case, as amended or otherwise modified from time to time.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, substantially in the form Exhibit C, Exhibit D or Exhibit E to the Security Agreement (or otherwise in form and substance reasonably satisfactory to the Agent), entered into by one or more Obligors in favor of the Secured Parties, each as amended, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than a Base Rate Loan for which Base Rate is determined pursuant to clause (c) of the definition thereof.

“Solvent” means, with respect to any Person at any time, that (i) (other than in respect of a UK Guarantor) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course, and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s (or such group of Persons’) ability to pay as such debts and liabilities as they mature in the ordinary course.

“Specified Acquisition” means the Acquisition by the Borrower of 100% of the Equity Interests of Interventional Pain Technologies, Inc. d/b/a Vyrsa Technologies (the “Acquired Company”), substantially on the terms set forth in the Specified Acquisition Agreement.

“Specified Acquisition Agreement” means the Stock Purchase Agreement, in the form provided to the Lenders on November 30, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in any manner not prohibited hereunder.

“Specified Acquisition Milestone Payments” means the Milestone Payments (as defined in the Specified Acquisition Agreement).

“Specified Asset Sale” means any Asset Sale of the type described in any of clauses (d), or (r) of Section 9.09 or clause (c) of the definition of Permitted License.

“Specified Sublease Transaction” means the transaction described on Schedule 1.01(b).

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity, (i) the financial statements of which would be consolidated with those of the parent if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which Equity Interests representing more than fifty percent (50%) of the Equity Interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, (i) initially as of the Closing Date, each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and, thereafter, (ii) each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12, in each case of clauses (i) and (ii), other than an Immaterial Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all confidential and proprietary information, including know-how, any information of a scientific, technical, or commercial nature related to any Product Commercialization and Development Activities, any information of a business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data (including experimental data), plans, specifications, reports, summaries, processes, formulae, methods, methodologies, manuals, models and samples.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent (acting upon the instructions of the Majority Lenders, in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Total Market Cap” means, as of any date of determination, the product of (x) the number of issued and outstanding shares of Common Stock on such date, multiplied by (y) the per share closing price of the Common Stock as of the end of the most recent Trading Date.

“Trademarks” means all trade names, service names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) any income, fees, royalties, damages or payments now, previously or hereafter due and payable with respect thereto, and (iii) all rights sue for or collect any damages for past, present and future infringements thereof, together, in each case, with the goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement, the Security Documents, the Warrants, the Registration Rights Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“Trading Day” means any day on which the Common Stock is traded for any period on the New York Stock Exchange, or on the principal United States securities exchange or trading market on which the Common Stock is then being traded; provided, however, that during any period in which the Common Stock is not listed or quoted on the New York Stock Exchange, or any other United States securities exchange or trading market, the term “Trading Day” shall mean any Business Day.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK Guarantor” means any Guarantor incorporated in England and Wales.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Document” means any Security Document governed by the laws of England and Wales.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Warrant” means, collectively, (i) that certain Warrant to Purchase Common Stock of Nevro Corp., dated as of the Closing Date, issued by the Borrower in favor of Braidwell or its Affiliates and (ii) any other warrant or warrants issued by the Borrower during the term of this Agreement in favor of the Lenders to purchase Equity Interests of the Borrower.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (i) the sum of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means any of the Borrower, any other Obligor or the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in either case, occurring after the Closing Date, then the Lenders and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and the Borrower after such change or issuance conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance. Notwithstanding anything herein to the contrary, for purposes of Section 9 hereof and any other negative covenant in the Loan Documents (but not, for the avoidance of doubt any financial reporting obligations under the Loan Documents), with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with ASC 842 on the definitions and covenants contained herein, GAAP as in effect on December 31, 2018, shall be applied.

Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to (a) any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) (or any other Codification of Accounting Standards or Statement of Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Codification of Accounting Standards 470-20 (or any other Codification of Accounting Standards or Statement of Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or properties;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(k) the word “will” shall have the same meaning as the word “shall”;

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(m) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time; and

(n) references to “knowledge” shall mean, with respect to any Person, actual knowledge after reasonable inquiry of any Responsible Officer or facts and circumstances that a Responsible Officer would become aware of with reasonable inquiry.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Times of Day; Times of Performance.

(a) Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

(b) If any delivery or other performance obligation hereunder (including payments) falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day; provided that, with respect to payment only, if such following Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

1.06 Interest Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, internal administration of, submission of, or internal calculation of, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark

Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes consented to by the Borrower. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, that are unrelated to the Obligations, in each case, that is not in violation or contravention of this Agreement or any other Loan Document, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall, to the extent such actions are taken in accordance and compliance with this Agreement, have no liability to the Borrower, any Lender or any other person or entity for damages of any kind; provided that the foregoing absence of liability shall not apply to the extent it is determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from gross negligence or willful misconduct.

SECTION 2

THE COMMITMENTS AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees to make the Loan to the Borrower, in a single Borrowing on the Closing Date, in an aggregate principal amount for all Lenders of $200,000,000.00 in immediately available funds. Upon the receipt of funds from the Lenders, the Administrative Agent shall disburse such amounts as set forth in, and in accordance with, the Borrowing Notice.

(b) No amounts repaid or prepaid with respect to any Loan may be reborrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made hereunder will be denominated solely in Dollars, and all Loans and other Obligations will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures. At least three (3) Business Days prior to the Borrowing on the Closing Date, the Borrower shall deliver to the Agent an irrevocable Borrowing Notice, which notice, if received by the Agent on a day that is not a Business Day or after 2:00 p.m. (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day.

2.03 Notes. If requested by any Lender, any Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such Notes in the form attached hereto as Exhibit A.

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loans for purposes of (i) the funding of all or any portion of the consideration to be paid in respect of the Specified Acquisition (including Specified Acquisition Milestone Payments), (ii) repurchasing all or any portion of the Existing Convertible Notes, (iii) working capital and general corporate purposes, and (iv) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents, the Specified Acquisition Agreement and the transactions contemplated hereby and thereby.

2.05 Closing Fee. On the Closing Date, the Borrower shall pay, or cause to be paid, to the Agent (which may be netted from the proceeds of the Loans to be made on the Closing Date) for distribution to each Lender in accordance with its Proportionate Share of the Loans, a fully-earned, non-refundable fee (the “Closing Fee”) in an aggregate amount equal to 0.50% of the aggregate amount of the Commitments as of the Closing Date ($1,000,000). Payment of the Closing Fee shall be in addition to any fees, costs and expenses due and payable pursuant to Section 14.03.

2.06 Agent Fee. In addition to any fees, costs and expenses due and payable pursuant to Section 14.03, the Borrower agrees to pay to the Agent, for its own account, the fees set forth in the Agency Fee Letter in the amounts and at the times specified therein.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayments Generally; Application.

(a) The outstanding principal balance of the Loans shall be paid in full, to the Agent for the account of each Lender in accordance with its Proportionate Shares thereof, on the Maturity Date.

(b) Subject to Section 3.02(c), the Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the applicable Interest Rate on and from the Closing Date. The Agent’s determination of the applicable Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest or demonstrable error.

(b) Default Interest. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of any Event of Default described in clauses (a), (b), and (h) of Section 11.01, and (ii) upon notice from the Agent (acting at the instruction of the Majority Lenders) upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin shall increase automatically by three percent (3.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”).

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided, that, solely with respect to the Applicable Margin of any such accrued interest, a portion thereof equal to the Applicable PIK Amount shall, unless otherwise elected by the Borrower, be paid in kind (and not in cash) and added to the principal balance of the Loans and thereafter shall be considered principal of the Loans for all purposes, including, without limitation, for purposes of redemption and calculation of interest on subsequent Payment Dates; provided, further, that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on demand by the Agent until paid in full. In order to elect to pay interest in cash, the Borrower shall submit a written notice to the Agent not less than five (5) Business Days prior to the applicable Payment Date, indicating the amount of interest to be paid in cash; if, for any Payment Date, the Agent has not received an election from the Borrower in accordance with this sentence, then the interest due on such Payment Date shall be paid in kind (and not in cash), in an amount equal to the Applicable PIK Amount.

3.03 Prepayments; Prepayment Fees.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause 3.03(a)(ii) below, the payment of the Early Prepayment Fee pursuant to clause (c) below and the Exit Fee pursuant to Section 3.04, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on a Prepayment Date; provided that any such partial prepayment shall be shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided, further, that, in addition to such prepaid principal amount and the Early Prepayment Fee payable pursuant to clause (c) below, the Borrower shall also make payment in full in cash on such Prepayment Date of all accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount of principal, the Early Prepayment Fee payable pursuant to clause (c) below, the Exit Fee payable pursuant to Section 3.04 below and accrued interest, the “Prepayment Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Agent not later than 1:00 p.m. (New York City time) on a date not less than three (3) Business Days (or such shorter period agreed to by the Majority Lenders in their sole discretion) prior to the proposed Prepayment Date. Each notice of optional prepayment shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid, the amount of accrued and unpaid interest that will be paid on the Prepayment Date, and, in reasonable detail, a calculation of the Early Prepayment Fee and the Exit Fee, payable on such Prepayment Date in connection with such proposed prepayment. The Borrower’s notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory Prepayments.

(i) Within five (5) Business Days of the receipt by any Obligor of Net Cash Proceeds from the occurrence of any Casualty Event or Specified Asset Sale, in either case in excess of $2,500,000 in the aggregate during any fiscal year, the Borrower shall cause an amount equal to one hundred percent (100%) of the Net Cash Proceeds received with respect to such Casualty Event or Specified Asset Sale (or in the case of a Specified Asset Sale pursuant to clause (c) of the definition of Permitted License, fifty percent (50%) of the Net Cash Proceeds received with respect to such Specified Asset Sale), as the case may be, to be applied and allocated as set forth in clause (d) below to (i) the prepayment of the outstanding principal amount of the Loans, (ii) the payment of accrued and unpaid interest on the principal amount of the Loans being prepaid and (iii) the payment of the Early Prepayment Fee payable pursuant to clause (c) below and the Exit Fee payable pursuant to Section 3.04 below.

(ii) Notwithstanding clause (i) above, so long as no Event of Default has occurred and is continuing or shall immediately result therefrom, if, prior to the date a prepayment is required pursuant to clause (i) above, a Responsible Officer of the Borrower delivers to the Agent a notice to the effect that the Borrower intends to apply (or cause to be applied) the Net Cash Proceeds from such Casualty Event or Specified Asset Sale, to (A) repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Specified Asset Sale, (B) the cost of purchase or constructing other assets useful in the business of the Borrower or another Obligor, or (C) other general corporate purposes (excluding Restricted Payments) permitted by the terms of this Agreement, then such Net Cash Proceeds of such Casualty Event or Specified Asset Sale may be applied for such purpose in lieu of such mandatory prepayment otherwise required pursuant to Section 3.03(b)(i) to the extent such Net Cash Proceeds of such Casualty Event or Specified Asset Sale are actually applied for such purpose. Notwithstanding the foregoing, in the event that Net Cash Proceeds have not been so applied within three hundred sixty (360) days following the occurrence of such Casualty Event or Specified Asset Sale, the Borrower shall cause an amount equal to one hundred percent (100%) of such unused balance of such Net Cash Proceeds with respect to such Casualty Event or Specified Asset Sale, as the case may be, to be applied and allocated as set forth in clause (d) below to the prepayment of the outstanding principal amount of the Loans, together with payment of accrued and unpaid interest on the principal amount of the Loans being so prepaid, the applicable Early Prepayment Fee payable pursuant to clause (c) below and the Exit Fee pursuant to Section 3.04 below.

(c) Early Prepayment Fee. Without limiting the foregoing, whenever any repayment or prepayment of Loans is made or required to be made hereunder, pursuant to Section 3.03(a), Section 3.03(b) or otherwise, whether voluntary, involuntary, mandatory, as a result of an Event of Default, acceleration or otherwise (but not, for the avoidance of doubt, repayment on or after the scheduled Maturity Date), the Early Prepayment Fee shall be payable in full in cash on the applicable Prepayment Date for such repayment or prepayment. Until payment in full in cash of all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), all Early Prepayment Fees shall continue to be due and payable, including after the occurrence of any Event of Default, acceleration, maturity or otherwise.

(d) Application.

(i) With respect to any payment, repayment or prepayment made pursuant to clause (a) or (b) above, the aggregate amount of such payment, repayment or prepayment shall be applied and allocated to (A) the prepayment of the outstanding principal amount of the Loans (including capitalized interest), (B) the payment of accrued and unpaid interest on such principal amount being prepaid and (C) the payment of any applicable Early Prepayment Fee and Exit Fee such that the full amount of the principal amount of the Loans being prepaid, together with any accrued and unpaid interest thereon and the Early Prepayment Fee and Exit Fee payable hereunder, shall be paid in full through such application and allocation of such aggregate amount of such payment, repayment or prepayment.

(ii) With respect to any other payment, repayment or prepayment of the outstanding principal amount of the Loans (including, for the avoidance of doubt, upon the maturity or following the acceleration thereof, whether from the proceeds of Collateral or otherwise), proceeds thereof shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash; provided that all such applications to Lenders shall be made in accordance with their respective Proportionate Shares:

(A) first, to the payment of that portion of the Obligations payable to the Agent constituting fees, indemnities, costs, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);

(B) second, to the payment of that portion of the Obligations payable to the Lenders constituting fees (other than any Early Prepayment Fee and Exit Fee), indemnities, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03) ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(C) third, to the payment of any accrued and unpaid interest then due and owing;

(D) fourth, to the payment of unpaid principal of the Loans (including capitalized interest);

(E) fifth, to the payment of any Early Prepayment Fee and Exit Fee then due and payable;

(F) sixth, to the payment in full of all other Obligations then due and payable to the Agent and the Lenders, ratably among them accordance with their respective Proportionate Shares, to the extent such Obligations are payable to them; and

(G) seventh, to the Borrower or such other Persons as may be required in accordance with Law.

3.04 Exit Fee. In addition to any fees payable pursuant to Section 3.03(c), on the date of each repayment or prepayment of all or any portion of the Loans, whether by voluntary, involuntary or mandatory prepayment or repayment (including upon payment in full of the Obligations on the Maturity Date or otherwise), acceleration (including as a result of the occurrence of any event described in Section 11.01(h)) or otherwise, and whether on, prior to or after the scheduled Maturity Date, the Borrower shall pay to the Agent a fully-earned and nonrefundable exit fee equal to three percent (3.00%) of the principal amount of such repayment or prepayment (an “Exit Fee”). Until payment in full in cash of all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), all Exit Fees shall continue to be due and payable, including after the occurrence of any Event of Default, acceleration, maturity or otherwise.

3.05 AHYDO Catch-Up Payment. If a Loan hereunder would otherwise constitute an ‘applicable high yield discount obligation’ within the meaning of Section 163(i)(1) of the Code (an “AHYDO”), on any Payment Date on or after the accrual period that ends after the date that is five years after the date of the Borrowing of such Loan, Borrower shall pay a minimum amount of accrued and unpaid interest on the Loan (including any Applicable PIK Amount that has been added to the principal balance of the Loans) in cash as shall be necessary to ensure that the Loan shall not be considered an AHYDO.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction (except to the extent provided in Section 5.03), set off or counterclaim, to the Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Agent designated by the Agent by notice to the Borrower, and (ii) not later than 1:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable, except in the case of interest computed by reference to the Base Rate, which shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The date of funding of a Loan shall be included in the calculation of interest, and the date of payment of a Loan shall be excluded from the calculation of interest.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness or obligations at any time owing by the Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Agent or any Lender to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Changes in Law Generally. If, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender shall promptly notify the Borrower of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01, together with a certificate setting forth the calculation (in reasonable detail) of such compensation. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest or demonstrable error.

(d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred or suffered more than nine months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted or adopted.

(f) General Policy. Notwithstanding the foregoing, the Borrower shall only be required to compensate a Lender pursuant to this Section 5.01 to the extent it is such Person’s general policy or practice to demand compensation from debtors similarly situated in similar circumstances under comparable provisions of other financing agreements (it being understood that this paragraph shall not be deemed to require any such Person to make available any information that it deems in its reasonable discretion confidential).

5.02 Making or Maintaining SOFR Loans.

(a) Inability to Determine Applicable Interest Rate. Subject to 5.02(h), if, on or prior to the first day of any Interest Period for any SOFR Loan, (i) the Agent (acting upon the direction of the Majority Lenders) shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR or (ii) the Majority Lenders determine (which determination shall be binding and conclusive absent manifest error) that for any reason in connection with any request for a SOFR Loan that Term SOFR with respect to any proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to Agent, Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to Section 5.02(h), if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.

(b) Illegality. Notwithstanding any other provision of this Agreement, if, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid together with any additional amounts required pursuant to Section 5.02(c).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loans does not occur on a date specified therefor in the Borrowing Notice for such SOFR Loans; (ii) if any prepayment or other principal payment of any SOFR Loans occurs on any day other than the last day of an Interest Period applicable to such Loans (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 5.04; (iii) for any failure to borrow or prepay any of its SOFR Loans on any date specified in a notice given by such Borrower; or (iv) the assignment of any SOFR Loans for acceptance and purchase other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower.

(d) Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) [Reserved].

(f) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section 5.02 and the circumstances giving rise thereto shall be delivered to such Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, such Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g) Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to Section 5.02(c) for any such amounts incurred more than nine (9) months prior to the date that such Lender delivers to such Borrower the certificate referenced in Section 5.02(f).

(h) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.02(h)(i) will occur prior to the applicable Benchmark Transition Start Date.

1. No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 5.02(h).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

2. Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark

Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.02(h)(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.02(h), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.02(h).

(iii) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may, in its reasonable discretion, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

3. Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of SOFR Loans to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent or each Lender, timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d) Indemnification by the Borrower. The Borrower and each other Obligor party hereto each hereby jointly and severally agree to indemnify, hold harmless and reimburse each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or as reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), 5.03(f)(ii)(B), and 5.03(f)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by such applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(E) On or before the date the Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), the Agent shall provide to the Borrower executed copies of IRS Form W-9 (or successor form) certifying that the Agent is exempt from U.S. federal backup withholding Tax.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Investment Unit. The Borrower and the applicable Lenders agree, for U.S. federal income (and applicable U.S. state and local and non-U.S.) tax purposes, that (i) each of the Loans issued pursuant to this Agreement constitute an “investment unit” under Section 1273(c)(2) of the Code and United States Treasury Regulations Section 1.1273-2(h), and (ii) if the difference between the aggregate principal amount of the Loans and the aggregate “issue price” of the Loans is more than “de minimis,” the difference shall be reported as “original issue discount”. No party shall take any position inconsistent with the tax treatment set forth in this Section 5.03(h) on any U.S. federal (or applicable U.S. state or local or non-U.S.) tax return or for any other U.S. federal income (or applicable U.S. state or local or non-U.S.) tax purpose, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or pursuant to a good faith settlement of an audit by any tax authority.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

5.04 Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole, reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to the Borrowing of the Loan. The obligation of the Lenders to make the Loan on the Closing Date shall be subject to the prior or concurrent satisfaction (or waiver thereof by the Agent and each Lender) of each of the conditions precedent set forth below in this Section 6.01.

(a) Credit Agreement and Loan Documents. The Agent and the Lenders shall have received (i) from each of the parties hereto, a counterpart to this Agreement signed on behalf of such party, (ii) all other Loan Documents to be entered into on the Closing Date in form and substance satisfactory to the Lenders and (iii) all information, approvals, resolutions, opinions, documents or instruments as the Lenders shall have reasonably requested in writing.

(b) Borrowing Notice. The Borrower shall have delivered to the Agent a Borrowing Notice in accordance with Section 2.02, together with a funds flow memorandum summarizing, in reasonable detail, the application of the proceeds of the Loans on the Closing Date.

(c) Warrants; Registration Rights Agreement. The Agent and the Lenders shall have received a fully-executed copy of the (i) Warrants issued by the Borrower on the Closing Date and (ii) Registration Rights Agreement, in each case, in form and substance satisfactory to the Lenders.

(d) Secretary’s Certificate, Etc. The Agent and the Lenders shall have received from each Obligor party to a Loan Document on the Closing Date:

(i) a copy of a good standing certificate or the equivalent thereof (to the extent such concepts are recognized in such jurisdictions as are applicable) of the Secretary of State (or similar official) of such Obligor’s jurisdiction of organization, dated a date reasonably close to the Closing Date, for each such Person; and

(ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s authorized officer, secretary or assistant secretary, managing member, general partner or equivalent, as to:

(A) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed and delivered by such Person;

(B) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document to be executed and delivered by such Person; and

(C) true and complete copies of each Organizational Document of such Person.

(e) Information Certificate. The Agent and the Lenders shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Agent and the Lenders, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower, which is true and correct in all material respects as of the Closing Date. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Agent and the Lenders, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(f) Closing Date Certificate. The Agent and the Lenders shall have received a certificate, dated as of the Closing Date and in form reasonably satisfactory to the Agent and the Lenders, duly executed and delivered by a Responsible Officer of the Borrower certifying that: after giving effect to the Borrowing on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (z) immediately before and after the Borrowing of the Loan on the Closing Date, no Event of Default has occurred and is continuing. All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.01(f), if any, shall be in form and substance reasonably satisfactory to the Agent and the Lenders, shall have been, as applicable, executed and delivered by the requisite parties, and shall, as applicable, be in full force and effect.

(g) Financial Information, Etc. The Agent and the Lenders shall have received:

(i) audited consolidated financial statements of the Borrower (or any predecessor thereof) and its Subsidiaries for each of the three (3) fiscal years ended prior to the Closing Date for which such audited consolidated financial statements are available; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended at least forty five (45) days prior to the Closing Date ended after the date of the most recently available audited consolidated financial statements delivered pursuant to clause (i) above, together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.

(h) Insurance. The Agent and the Lenders shall have received certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 8.05 is in full force and effect, naming the Agent, for the benefit of the Lenders, as additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Agent and the Lenders.

(i) Solvency. The Agent and the Lenders shall have received a solvency certificate substantially in the form of Exhibit I, duly executed and delivered by a Financial Officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent and the Lenders.

(j) Security Documents. The Agent and the Lenders shall have received executed counterparts of all Security Documents of all Obligors to be entered into on the Closing Date, each dated as of the Closing Date, duly executed and delivered by each such Obligor, together with the following:

(i) The delivery of all certificates (in the case of Equity Interests that are securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged under such Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Agent and the Lenders that the security interest required to be pledged therein under such Security Documents has been transferred to and perfected for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the applicable UCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests; provided that those certificated Equity Interests and undated instruments of transfer required to be delivered after the Closing Date pursuant to Section 8.19 shall be delivered on or before the applicable dates, and subject to the terms and conditions, provided in Section 8.19;

(ii) financing statements naming each Obligor as a debtor and the Agent as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Agent or the Lenders, desirable to perfect the Liens of the Secured Parties pursuant to such Security Documents;

(iii) UCC-3 termination statements, as may be necessary to release all Liens (other than Permitted Liens) and other rights of any Person in any collateral described in the Security Documents previously granted by any Person; and

(iv) all Short-Form IP Security Agreements, Real Property Security Documents and any other agreement, document or instrument required to be provided under any Security Document, in each case, to the extent required to be provided on the Closing Date pursuant to such Security Document, duly executed and delivered by the applicable Obligors.

(k) Lien Searches. The Agent and the Lenders shall have received the results of Lien searches regarding the Borrower and its Subsidiaries made within thirty (30) days prior to the Closing Date, and such searches shall reveal no Liens on any of the assets of such Persons except for Liens permitted by Section 9.02 or to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent and the Lenders.

(l) Opinions of Counsel. The Agent and the Lenders shall have received one or more legal opinions, dated as of the Closing Date and addressed to the Agent and the Lenders, from independent legal counsel to the Borrower and their Subsidiaries, and if necessary, other legal counsel reasonably satisfactory to the Agent, in each case, in form and substance reasonably acceptable to the Agent and the Lenders.

(m) [Reserved].

(n) Material Regulatory Event; Material Adverse Change. (i) Since December 31, 2020, no Material Regulatory Event has occurred and (ii) since December 31, 2022, no Material Adverse Change has occurred.

(o) Anti-Terrorism Laws. The Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent requested by the Agent or any Lender at least five (5) Business Days prior to the Closing Date.

(p) Governmental Approvals and Third Party Consents. The Agent and the Lenders shall have received evidence that the Borrower and the applicable Subsidiaries have obtained all Governmental Approvals and third party permits, licenses, approvals and consents necessary in connection with the execution, delivery and performance of the Loan Documents by the Obligors, the consummation by the Obligors of their obligations in respect of Transactions or the operation and conduct of the Obligors’ business and ownership of their properties (including their Product Commercialization and Development Activities).

(q) Fees, Expenses, Etc. The Agent shall have received (or shall substantially contemporaneously with the funding of the Loans receive) for its account or the account of each Lender, as applicable, the Closing Fee and all other fees, costs and expenses due and payable pursuant to Section 14.03, to the extent a reasonably detailed invoice has been delivered to the Borrower at least one (1) Business Day prior to the Closing Date.

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Obligors hereby jointly and severally represent and warrant to the Agent and each Lender that:

7.01 Power and Authority. Each of the Obligors (subject, in the case of the UK Guarantor only, to the Legal Reservations) (i) is duly organized or incorporated and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) has all requisite corporate or other organizational power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, including all Regulatory Approvals, (iii) is qualified to do business and, to the extent such concept is recognized in such jurisdictions as are applicable, is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. (Subject, in the case of the UK Guarantor only, to the Legal Reservations and the Perfection Requirements), each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) is within such Person’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by each Obligor party hereto and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability in its relevant jurisdictions affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except for filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents and including in respect of the UK Security Documents the Perfection Requirements. The execution, delivery and performance by each Obligor of each Loan Document to which it is a party will not (i) violate or conflict with any applicable Law in any material respect, (ii) violate or conflict with any Organizational Document of such Obligor, (iii) violate or conflict with any applicable Governmental Approval of any Governmental Authority or (iv) violate or result in a default under any Material Agreement binding upon such Obligor that, with respect to the foregoing clauses (i), (iii) or (iv), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Each Obligor, its Subsidiaries and their respective properties and businesses are in compliance in all respects with all applicable Laws (including Healthcare Laws) and Governmental Approvals applicable to such Person and its properties or businesses, as the case may be, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 6.01(g) present fairly, in all material respects, the consolidated financial position and results of operations, cash flows and shareholders’ equity of the Borrower and its Subsidiaries as of the dates and for such periods as to which such financial statement relate, in each case in accordance with GAAP. All financial statements delivered by the Borrower after the Closing Date pursuant to Section 8.01 present fairly, in all material respects, the consolidated financial position and results of operations, cash flows and shareholders’ equity of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(b).

(b) No Material Adverse Change. Since December 31, 2022, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. With respect to all real and personal assets and properties of each Obligor and each of its Subsidiaries (other than Intellectual Property which is covered in clause (c) below), such Obligor and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, all such real and personal property, whether tangible or intangible, material to its business, including all Products and all properties and assets of such Obligor and its Subsidiaries relating to their Products or Product Commercialization and Development Activities, subject only to Permitted Liens.

(b) Products. Schedule 7.05(b) contains, as of the Closing Date, a complete and accurate list and description (in reasonable detail) of all commercialized Products (set forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis, as the case may be).

(c) Intellectual Property.

(i) Schedule 7.05(c) contains, as of the Closing Date, with respect to each Obligor and each of its Subsidiaries (set forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis):

(A) a complete and accurate list of all pending patent applications or unexpired, non-lapsed, non-abandoned, issued Patents, owned by such Obligor or Subsidiary, including the jurisdiction and patent number;

(B) a complete and accurate list of all Trademark applications and registrations, owned by such Obligor or Subsidiary, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C) a complete and accurate list of all Copyright applications or registrations owned by or exclusively licensed to such Obligor or Subsidiary.

(ii) As of the Closing Date, the Borrower is the sole and exclusive owner of all right, title and interest in and to Intellectual Property indicated on Schedule 7.05(c) with good and valid title, free and clear of any Liens of any kind whatsoever other than Permitted Liens, and the Borrower has the right to exercise its rights under such Intellectual Property in the ordinary course of its businesses as currently conducted or as anticipated to be conducted in a written roadmap. Without limiting the foregoing, and except as set forth on Schedule 7.05(c), as of the Closing Date:

(A) other than as permitted by Section 9.09 none of the Obligors nor any of their Subsidiaries has transferred ownership of any Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B) [reserved];

(C) the conduct of the business of each Obligor and its Subsidiaries as currently conducted or as anticipated to be conducted does not, to the knowledge of any of the Obligors, breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D) (1) there are no pending written, or to any of the Obligor’s or its Subsidiaries’ knowledge, threatened Claims, and there have not been any written Claims in the past two (2) years, in each case against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Obligor or its Subsidiaries’ ownership or use of any Material Intellectual Property including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; and (2) none of the Obligors nor any of their Subsidiaries has received any written notice in the past two (2) years from any other Person that the business of any Obligor or any of its Subsidiaries as currently conducted or as anticipated to be conducted, the use of Material Intellectual Property by any Obligor or any of its Subsidiaries in the conduct of the Obligors’ business as currently conducted or as anticipated to be conducted, or any Product Commercialization and Development Activities with respect to any Product, infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, or otherwise offering a license with respect to, any Intellectual Property of any such other Person, in each case, which has not been finally resolved;

(E) all relevant current and former employees and contractors of each Obligor and each of its Subsidiaries who contributed within the scope of their employment or engagement, as applicable, to the creation or development of any Material Intellectual Property owned or purported to be owned by such Obligor or such Subsidiary, as applicable, have executed written confidentiality and valid and enforceable invention assignment Contracts with such Obligor or such Subsidiary, as applicable, that irrevocably (to the extent permitted under applicable Law) assigns to such Obligor or such Subsidiary, as applicable, or its designee all rights of such employees and contractors to any such Material Intellectual Property; and

(F) each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its Technical Information constituting Material Intellectual Property.

(iii) with respect to the Patents constituting Material Intellectual Property that are owned, purported to be owned by, or exclusively licensed to an Obligor or any of its Subsidiaries, except as set forth on Schedule 7.05(c) as of the Closing Date, and without limiting the representations and warranties in Section 7.05(c)(ii), as of the Closing Date:

(A) to the knowledge of each of the Obligors and each of its Subsidiaries, each of the issued claims in such issued, non-expired, non-lapsed, non-abandoned Patents is valid and enforceable;

(B) each inventor, including any Person who was an employee or contractor of an Obligor or any of its Subsidiaries, named in such Patents, has executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or its predecessor-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C) no such issued Patents, or the Inventions claimed in any such Patent, have been dedicated to the public except through natural expiration as a result of intentional decisions made by the Borrower or any of its Subsidiaries in their reasonable, good faith judgment;

(D) none of the Obligors nor any of their Subsidiaries has knowledge of any ongoing interference, re-examination, opposition, inter partes review, post grant review or any other post-grant proceedings of any allowable or allowed claims in such Patents;

(E) with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, none of the Obligors nor any of their Subsidiaries has received any written notice asserting that such Patents are invalid, unpatentable or unenforceable except as occurs in the normal course of prosecution by the relevant patent office with regard to pending patent applications;

(F) none of the Obligors, nor any of their Subsidiaries, or any of their respective agents or representatives, has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and

(G) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid.

(iv) The Obligors own or hold all necessary rights to conduct all Product Commercialization and Development Activities relating to the Products as such activities are currently conducted or as anticipated to be conducted in a written roadmap; provided that this Section 7.05(c)(iv) shall not constitute a representation or warranty regarding the infringement, misappropriation, or violation of Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. As of the Closing Date, except as specified on Schedule 7.06(a), there is no Proceeding pending or, to the knowledge of any Obligor or any of its Subsidiaries, threatened, with respect to each Obligor and any of their Subsidiaries by or before any Governmental Authority or arbitrator that (i) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, or (ii) involves this Agreement, any other Loan Document, the Transactions.

(b) Environmental Matters. The operations and property of each Obligor and each of their Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against any Obligor or any of their Subsidiaries or, to the knowledge of each Obligor, threatened against or affecting such Obligor or any of its Subsidiaries, and no material unfair labor practice complaint is pending against such Obligor or any of its Subsidiaries or, to the knowledge of such Obligor, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), as of the Closing Date, none of the Obligors nor any of their Subsidiaries is a party to any collective bargaining agreements or similar Contracts, no union representation exists on any facilities of any Obligor or any of its Subsidiaries and none of the Obligors nor any of their Subsidiaries has any knowledge of any union organizing activities that are taking place.

7.07 Compliance with Laws.

(a) Each Obligor and each of its Subsidiaries is in compliance with all applicable Laws, except (other than with respect to Material Intellectual Property, as covered in Section 7.05(c)) where the failure to do so could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.

(b) Without limiting the generality of the foregoing, each Obligor and each of its Subsidiaries is, and at all times during the past six (6) years has been, in compliance with all applicable Healthcare Laws and Regulatory Approvals, except where the failure to do so could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event. None of the Obligors nor any of their Subsidiaries has, during the last three (3) years, received any written notice from any Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws.

(c) None of the Obligors, their Subsidiaries, nor any of their officers, directors, employees, or, to the knowledge of such Obligor or any Subsidiary, agents, is or, during the past six (6) years, has been debarred or excluded from participation under any state or federal health care program or under any federal Law, including any state or federal workers compensation programs.

(d) None of the Obligors nor any of their Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with, or imposed by, any Governmental Authority.

7.08 Taxes. Each Obligor and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (whether or not shown on such Tax returns), except (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent that the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Obligors to the Agent or any Lender (other than information of a general economic or industry-specific nature) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains, as of the date such report, statement, or certificate was so furnished, and, taken as a whole, any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished (it being understood by the Agent and the Lenders that such projected financial information is not to be viewed as facts, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. None of the Obligors nor any of their Subsidiaries is, or is required to be registered as, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. None of the Obligors nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

7.11 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and, immediately after giving effect to the Borrowing and the use of proceeds thereof on the Closing Date, will be Solvent.

7.12 Equity Holders, Subsidiaries and Other Investments.

(a) As of the Closing Date, set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. As of the Closing Date the jurisdiction of its organization shown in Schedule 7.12(a), and the percentage ownership by the Borrower of each such Subsidiary thereof is as shown in Schedule 7.12(a).

(b) As of the Closing Date, set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests owned or held by any Obligor in any Person that does not qualify as a direct or indirect Subsidiary of the Borrower. As of the Closing Date, Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by each Obligor in such other Person and the fully-diluted percentage ownership held beneficially by the Borrower or one or more of its Subsidiaries, as the case may be, in such other Person.

7.13 [Reserved].

7.14 Material Agreements. As of the Closing Date, set forth on Schedule 7.14 is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness, in each case, as of the Closing Date. Accurate and complete copies of each Material Agreement disclosed on such schedule have been made available to the Lenders, unless the Borrower is prohibited from sharing all or a portion of such Material Agreement due to applicable confidentiality obligations. As of the Closing Date, no Obligor nor any of its Subsidiaries is in default or reasonably expected to be in default under any Material Agreement in any respect, nor does any Obligor have knowledge of (i) any Claim against it or any of its Subsidiaries for any breach of any such Material Agreement that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities material to the conduct of the business of the Borrower and its Subsidiaries or (ii) any default by any party to any such Material Agreement that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities material to the conduct of the business of the Borrower and its Subsidiaries.

7.15 [Reserved].

7.16 Real Property. As of the Closing Date, except as set forth on Schedule 7.16, none of the Obligors nor any of their Subsidiaries owns or leases (as tenant thereof) (excluding any co-working arrangements) any real property.

7.17 Pension Matters. As of the Closing Date, Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, and (ii) all Multiemployer Plans. Except for those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan and Foreign Pension Plan is in compliance with all applicable provisions of ERISA, the Code or other applicable Law and (y) there are no existing or pending or, to the knowledge of any Obligor, threatened Claims (other than routine claims for benefits in the normal course of business), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which an Obligor or any Subsidiary thereof incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim. Each Obligor and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Obligors, nor any of their Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. Except as would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, no ERISA Event or Foreign Benefit Event has occurred or is reasonably expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Priority of Obligations. (Subject, where relating to the UK Guarantor only, to the Legal Reservations and the Perfection Requirements), no monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is contractually subordinated to any other Indebtedness, except as may from time to time be agreed or consented to in writing by the Agent (acting at the direction of the Majority Lenders) or any Lender.

7.19 Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds either directly or through licensees and agents, all material Regulatory Approvals, necessary or required for such Obligor and each of its Subsidiaries to conduct their respective operations and businesses, in the manner currently conducted and as anticipated to be conducted in the ordinary course of business.

(b) All such Regulatory Approvals described in Section 7.19(a) are set forth on Schedule 7.19(b) and are valid, enforceable, in good standing, and in full force and effect with the applicable Regulatory Authority in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, all required notices, registrations, listing, supplemental applications or notifications, reports (including field alerts or other reports of adverse experiences) and other required filings have been timely filed with the appropriate Regulatory Authority, and all such filings are complete and correct and are in compliance in all material respects with all applicable Laws.

7.20 [Reserved].

7.21 Sanctions. None of the Obligors nor any of their Subsidiaries, nor, to the knowledge of the Obligors, any of their respective directors, officers, or employees, nor, to the knowledge of the Obligors, any agents or other Persons acting on behalf of any of the foregoing (in each case, in their capacity as such) (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is engaged in any transaction or dealing with, or for the benefit of, any Person who is the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in each case, in violation of Sanctions or (iv) is in violation of or subject to an investigation relating to Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or knowingly after due care and inquiry indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any manner that will result in any violation by any party to this Agreement (including the Agent, the Lenders and their Affiliates) of Sanctions. The Obligors have implemented and maintain in effect policies and procedures designed to ensure compliance by such Obligors, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions.

7.22 Anti-Corruption. None of the Obligors nor any of their Subsidiaries, nor, to the knowledge of the Obligors, any of their respective directors, officers or employees nor, to the knowledge of the Obligors, any agents or other Persons acting on behalf of any of the foregoing (in each case, in their capacity as such), directly or indirectly, (i) is in violation of any Anti-Corruption Law, or (ii) has made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment. None of the Obligors is aware of any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment or violation of any Anti-Corruption Law by any Obligor, or by any Person on an Obligor’s behalf. The Obligors have implemented and maintain in effect policies and procedures designed to ensure compliance by such Obligors, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

7.23 [Reserved].

7.24 Royalties and Other Payments. As of the Closing Date, except as set forth on Schedule 7.24, none of the Obligors nor any of their Subsidiaries is obligated, pursuant to any Contract or otherwise, to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.25 Non-Competes. None of the Obligors nor any of their Subsidiaries nor any of their respective directors, officers or employees is subject to a non-compete agreement that prohibits or will interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Product, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8

AFFIRMATIVE COVENANTS

The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders, that until all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash, and subject to Section 14.22:

8.01 Financial Statements and Other Information. Subject to Section 14.22, the Borrower shall furnish to the Agent for distribution to the Lenders:

(a) [Reserved].

(b) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by SEC for 10-Q reporting for such period), (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related unaudited consolidated statements of operations and stockholders’ equity of the Borrower and its Subsidiaries for such quarter and unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that such financial statements (x) fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower as of, and for, the period ended on such date and (y) have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of footnotes (it being understood and agreed that such certifications may be set forth in the relevant Compliance Certificate); provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(c) As soon as available and in any event within ninety (90) days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by SEC for 10-Q reporting for such period), and (ii) the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and, other than the statement of stockholders’ equity, setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of any “Big Four” accounting firm or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that any such opinion may have a going concern qualification based solely on the upcoming maturity date of the Obligations under this Agreement occurring within 12 months of the date of such audit), and in the case of such consolidated financial statements, certified by a Financial Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(c) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”

(d) (i) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a Compliance Certificate delivered by a Financial Officer of the Borrower as of the end of the applicable accounting period, substantially in the form of Exhibit E including a summary of Revenue generated by the Products (in reasonable detail and in a manner that segregates Revenue by type of Product) and which evidences the Obligors’ compliance with Section 10.01 and (ii) together with the financial statements required pursuant to Sections 8.01(b) and 8.01(c), a management discussion and analysis, prepared in writing and in reasonable detail, discussing the Borrower’s financial condition and results of operations as set forth in such financial statements; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(e) As soon as available and in any event no later than sixty (60) days following the end of each fiscal year of the Borrower, copies of an annual budget (or equivalent) on a consolidated basis for the Borrower and its Subsidiaries, approved by the Borrower’s Board, for the then current fiscal year, in form reasonably satisfactory to the Agent, together with the Projections used in the preparation thereof.

(f) Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its Subsidiaries, copies of each material notice or other material correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or other written inquiry by such agency regarding financial or other operational results of the Borrower or any such Subsidiary; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(g) Promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to all the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with any securities regulator or exchange to the authority of which the Borrower may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(h) [Reserved].

(i) Concurrently with delivery of each Compliance Certificate pursuant to Section 8.01(d), written notice from a Responsible Officer of the Borrower with respect to any written claim related to any Product or inventory involving more than $5,000,000 which the Borrower obtained knowledge during the period covered by such Compliance Certificate, which notice shall include a statement setting forth details of such claim.

(j) Such other information respecting the operations, properties, business or financial condition of the Borrower and each of its Subsidiaries (including with respect to the Collateral) as the Agent or any Lender may from time to time reasonably request in writing.

8.02 Notices of Material Events. Subject to Section 14.22, the Borrower shall furnish to the Agent written notice of each of the following within the time period specified below (or, if no such time period is specified, on or within ten (10) days after any Responsible Officer of the Borrower first learns of or acquires knowledge with respect to any of the below events or circumstances):

(a) The occurrence of any Event of Default.

(b) The occurrence of any event with respect to any property or assets of the Borrower or any of its Subsidiaries resulting in a Loss, which notice shall include whether such Loss is covered by insurance or if the insurance carrier has disclaimed coverage of such Loss, in an aggregate amount of $5,000,000 (or the Equivalent Amount in other currencies) or more.

(c) Any Claim or other Proceeding pending, or to the Borrower’s knowledge, threatened (in writing) against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that, if adversely determined could reasonably be expected to result in a Material Adverse Effect.

(d) (i) On or prior to the date of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know or would reasonably be expected to know (A) that an ERISA Event has occurred or is reasonably expected to occur, (B) that a Foreign Benefit Event that could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur, or (C) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(e) Prompt written notice of any report, notice, filing or other delivery to the Agent for posting on the Platform, together with a general description of contents of such report, notice, filing or other delivery (without disclosing or describing the nature of any MNPI).

(f) Concurrently with delivery of each Compliance Certificate pursuant to Section 8.01(d), notice of (i) any new Material Agreement by the Borrower or any of its Subsidiaries (and a copy thereof, subject to any applicable confidentiality thereunder); (ii) the termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default; (iii) the non-renewal of any Material Agreement, in each case, occurring during the fiscal quarter covered by such Compliance Certificate.

(g) Concurrently with delivery of each Compliance Certificate pursuant to Section 8.01(d), notice of any material change in accounting policies or financial reporting practices by the Obligors occurring during the period covered by such Compliance Certificate; provided that disclosure in the notes to the accompanying financial statements, if any, shall be deemed to satisfy the requirements of this Section 8.02(f).

(h) Notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Borrower or any of its Subsidiaries, which could reasonably be expected to result in a Material Adverse Effect.

(i) Concurrently with delivery of each Compliance Certificate pursuant to Section 8.01(d), any licensing agreement or similar arrangement entered into by the Borrower or any of its Subsidiaries during the period covered by such Compliance Certificate as a result of any infringement or alleged infringement of any Intellectual Property of another Person whereby such Intellectual Property, when licensed to the Company, constitutes Material Intellectual Property.

(j) Each Obligor shall, (i) promptly following delivery of the Compliance Certificate pursuant to Section 8.01(d), deliver to Agent an updated Schedule 7.05(c) in respect of any Material Intellectual Property acquired or created by the Borrower or any of its Subsidiaries during the period covered by such Compliance Certificate and correcting any outdated, inaccurate, incomplete or misleading information in such Schedule that the Obligors become aware of during such period, (ii) promptly following request by the Agent (at the direction of the Majority Lenders), deliver an updated Schedule 2 to the Security Agreement, in respect of any Intellectual Property Collateral (as defined in the Security Agreement) acquired or created by the Borrower or any of its Subsidiaries during the most recently ended twelve-month period and correcting any outdated, inaccurate, incomplete or misleading information in such Schedule that the Obligors become aware of during such period (provided, that no such request pursuant to this clause (ii) shall be made more than once annually unless an Event of Default has occurred and is continuing) and (iii) execute and deliver to Agent a supplemental Short-Form IP Security Agreement in respect of any such new and/or corrected

Intellectual Property (other than Excluded Assets) that is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or, subject to Section 8.12(c), foreign equivalent office and, if requested by Agent, assist the Agent in the filing of such supplemental Short-Form IP Security Agreement.

(k) [Reserved].

(l) Concurrently with delivery of each Compliance Certificate pursuant to Section 8.01(d), the acquisition by any Obligor or any of its Subsidiaries, in a single or series or related transactions during the period covered by such Compliance Certificate, of any fee interest in any real property having a fair market value in excess of $2,500,000.

(m) [Reserved].

(n) Concurrently with delivery of each Compliance Certificate pursuant to Section 8.01(d), the occurrence during the period covered by such Compliance Certificate of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by an Obligor, any Subsidiary thereof or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item.

(o) The occurrence or existence of any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.

Each notice delivered under this Section 8.02 shall be accompanied by summary details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

Documents required to be delivered pursuant to Section 8.01 and this Section 8.02 (i) (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at any website address of the Borrower, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent). The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

8.03 Existence; Conduct of Business. Each Obligor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to the conduct of its business, except in each case (other than with respect to the legal existence of the Borrower), where failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any Permitted Fundamental Changes.

8.04 Payment of Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all income and other material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of such Obligor or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all other lawful claims which, if unpaid, would by Law become a Lien upon any properties or assets of such Obligor or any of its Subsidiaries, other than any Permitted Lien.

8.05 Insurance. Each Obligor shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Agent or any Lender, the Borrower shall furnish to the Agent from time to time information as to the insurance carried by such Obligor and each of its Subsidiaries and, if so requested, copies of all such insurance policies. The Obligors (other than any UK Guarantor) shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 provide that such policies list the Agent as additional insured with respect to commercial general liability insurance and lender loss payee (which shall include, as applicable, identification as mortgagee) with respect to property insurance, pursuant to endorsements in form and substance reasonably satisfactory to the Majority Lenders and shall not be terminated or cancelled without at least thirty (30) days’ (or ten (10) days’ for nonpayment of premium) prior written notice to the applicable Obligor and the Agent. Receipt of notice of cancellation of any such insurance policies or reduction of coverage or amounts thereunder shall entitle the Agent (acting at the direction of the Majority Lenders), upon ten (10) days’ prior notice to the Borrower (except during the continuance of an Event of Default), to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the applicable Obligor (payable on written demand), which such expenses shall constitute “Obligations.” Such Obligor may later cancel any such insurance purchased by Agent and Agent will cooperate with such Obligor in this regard, but only after such Obligor provides Agent with evidence that such Obligor has obtained insurance as required by this Agreement.

8.06 Books and Records; Inspection Rights. Each Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Subject to Section 14.22, each Obligor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior written notice, to, during normal business hours, visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records (excluding trade secrets, records subject to attorney-client privilege, subject to confidentiality agreements with third parties that preclude disclosure to any Secured Party (acting in such capacity) or subject to confidentiality restrictions pursuant to Law), and to discuss its affairs, finances and condition (financial or otherwise) with its officers, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Agent or the Lenders may reasonably request. Each Obligor shall pay all reasonable and documented costs and expenses of all such inspections.

8.07 Compliance with Laws and Other Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, (i) comply with all applicable Laws and applicable Governmental Approvals (including Environmental Laws and Healthcare Laws); and (ii) maintain in full force and effect, remain in compliance with, and perform in all material respects all terms of outstanding Material Agreements and all Regulatory Approvals, except, in each case of clause (i) and (ii) above, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or Material Regulatory Event.

8.08 Maintenance of Properties, Etc. Each Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities or otherwise, necessary in the proper conduct of its business in good working order and condition in all material respects in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Licenses. Each Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals (including Regulatory Approvals) necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities), unless a failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.10 Action under Environmental Laws. Each Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition in compliance with applicable Environmental Laws, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.11 Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. The Borrower shall take such action from time to time as shall be necessary to ensure that (x) it and each of its Subsidiaries that is a party to this Agreement as of the Closing Date will be and will remain an Obligor and Subsidiary Guarantor hereunder (except as otherwise permitted by Section 9.03), and (y) each of its other Subsidiaries (other than any Excluded Subsidiary), whether direct or indirect, now existing or hereafter created, will, within (x) thirty (30) days of becoming a Subsidiary organized under the laws of the United States or (y) ninety (90) days of becoming a Foreign Subsidiary (in each case, as may be extended by the Majority Lenders in their reasonable discretion) or ceasing to constitute an Excluded Subsidiary, become an “Obligor” and a “Subsidiary Guarantor” pursuant to this Section 8.12. Without limiting the generality of the foregoing, if (i) the Borrower or any of its Subsidiaries form or acquire any new Subsidiary (other than any Excluded Subsidiary) or (ii) a Subsidiary ceases to constitute an Excluded Subsidiary, then the Borrower shall (unless otherwise agreed by the Agent in its sole discretion), within thirty (30) days (or ninety (90) days or such longer period agreed to by the Agent in its reasonable discretion, as the context may require) of such event:

(i) cause such Subsidiary to become an “Obligor” and a “Subsidiary Guarantor” hereunder, a “Grantor” (or the equivalent thereof) under the applicable Security Documents, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(ii) take such action or cause such Subsidiary to take such action (including joining the Security Agreement or the applicable Security Documents and delivering certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, and other instruments) as shall be necessary or reasonably desirable by the Agent (upon instructions by the Majority Lenders) to create and perfect, in favor of the Agent, for the benefit of the Secured Parties valid and enforceable first priority Liens (subject to the Legal Reservations and the Perfection Requirements in respect of any UK Guarantor and otherwise subject to Permitted Liens) on the Equity Interests of such Subsidiary (other than to the extent constituting Excluded Assets, or already constituting Collateral) and the Collateral of such new Subsidiary as collateral security for the Obligations hereunder; and

(iii) deliver such proof of corporate action, incumbency of officers or directors (as applicable), opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 as the Agent (acting at the direction of the Majority Lenders) shall have reasonably requested.

(b) Further Assurances.

(i) Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries) to take such action from time to time as shall reasonably be requested by the Agent (acting at the direction of the Majority Lenders) to effectuate the purposes and objectives of this Agreement (including this Section 8.12) and the applicable Security Documents.

(ii) In the event that the Borrower or any of its Subsidiaries holds or acquires rights to any additional Intellectual Property that is registered or is the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office or subject to Section 8.12(c), foreign equivalent office (other than any Intellectual Property that constitutes an Excluded Asset) during the term of this Agreement or any other material assets or properties (other than Excluded Assets), then, upon the written request of the Agent, the Borrower or any such Subsidiary shall take any action as shall be necessary or reasonably desirable to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Intellectual Property or other assets or properties (other than Excluded Assets) shall constitute part of the Collateral under the Security Documents, including the execution and delivery of supplemental Short-Form IP Security Agreements and assisting Agent in the filing of such supplemental Short-Form IP Security Agreements.

(iii) In the event that the Borrower delivers a notice to the Agent pursuant to Section 8.02(k) in respect of real property (other than any real property located in the United Kingdom which is subject to a UK Security Document) with a value in excess of $2,500,000, upon the written request of the Agent (upon the instructions of the Majority Lenders), the Borrower or any such Subsidiary shall execute and deliver a Mortgage with respect to such acquired real property to secure the Obligations.

(c) Foreign Subsidiaries and Foreign Collateral. Notwithstanding any term or provision of this of this Section 8.12, or any other Loan Document, to the contrary, with respect to (x) any Foreign Subsidiary that is, or is required to be, a Subsidiary Guarantor or (y) any Collateral of a the Borrower or any Domestic Subsidiary that is, or is required to be, a Subsidiary Guarantor, that is located in or otherwise governed by a jurisdiction other than the United States of America, its fifty (50) states or the District of Columbia (including, for the avoidance of doubt, Collateral consisting of the Equity Interests of a Foreign Subsidiary) (any such Collateral described in this clause (y), “Foreign Collateral”), the Borrower or such Subsidiary, as applicable, shall only be required to execute such Foreign Security Documents, and otherwise take such action to create and perfect (if applicable), in favor of the Agent, for the benefit of the Secured Parties valid and enforceable first priority Liens (subject to the Legal Reservations, the Perfection Requirements and Permitted Liens) on the Collateral of such Foreign Subsidiary, or such Foreign Collateral, as applicable, as is customary for the creation and perfection (if applicable) of Liens in the applicable jurisdiction which, in respect of a UK Guarantor shall consist of (i) a customary English law debenture granted by such UK Guarantor and (ii) an English law governed share charge over the shares of such UK Guarantor owned by its direct parent; provided that, notwithstanding the foregoing, in no event will the Borrower or any Subsidiary be required to take any action for the creation or perfection of any Lien in a jurisdiction other than the United States, any state thereof or the District of Columbia, any jurisdiction in which any Obligor is organized or formed and, in the case of the filing of intellectual property security agreements, any Applicable Jurisdiction (as defined in the Security Agreement).

(d) Costs and Benefits. Notwithstanding any term or provision of this Section 8.12, or any other Loan Document, to the contrary, without limiting the right of the Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or guaranty from, any newly acquired or created Subsidiary of the Borrower, or a Lien or security interest on any assets or properties of the Borrower or any of its Subsidiaries, in each case pursuant to the terms of the Loan Documents, so long as no Event of Default has occurred and is continuing, the Borrower may request in writing to the Agent that the Majority Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or guaranty, as the case may be, due to the cost or burden thereof to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Agent shall review and consider such request with the Lenders in good faith and, within five (5) Business Days of receipt of such request, the Majority Lenders shall determine in their commercially reasonable discretion, and notify the Borrower of such determination, whether the Majority Lenders will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guaranty, as the case may be, has been waived by the Agent and the Majority Lenders in accordance with this Section 8.12(d), such waiver may be terminated by the Agent and the Majority Lenders if they determine in their commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guaranty is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.12; provided that any time periods in this Section 8.12 with respect to the subject of such waiver shall be measured from the date such waiver is terminated.

8.13 [Reserved].

8.14 Intellectual Property. In the event that an Obligor or any of its Subsidiaries creates, develops or acquires rights to additional Intellectual Property during the term of this Agreement, then the applicable provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents (other than to the extent such Intellectual Property constitutes an Excluded Asset), without further action by any party, in each case from and after the date of such creation, development, or acquisition (except that any applicable representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

8.15 Maintenance of Regulatory Approvals, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) use commercially reasonable efforts to prepare, execute, deliver and file any and all agreements, documents or instruments, and to pay any costs and expenses, that are necessary or desirable to secure all material Regulatory Approvals, Material Intellectual Property, and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business in all material respects, including any material Product Commercialization and Development Activities, (ii) maintain in full force and effect, and pay all costs and expenses relating to, all such Regulatory Approvals and Material Intellectual Property, (iii) promptly after obtaining knowledge thereof, notify the Agent and Lenders of any infringement, misappropriation or violation by any Person of any Material Intellectual Property and, if deemed advisable in the Company’s reasonable business judgment, take commercially reasonable efforts to pursue any such infringement, misappropriation or other violation, (iv) promptly after obtaining knowledge thereof, notify the Agent and Lenders of any written Claim by any Person that the conduct of the business of Obligor or its Subsidiaries has infringed, misappropriated or violated any Intellectual Property of such Person if, in the Company’s reasonable business judgment, such Claim may result in a Material Adverse Effect, (v) promptly after obtaining knowledge thereof, notify the Agent and Lenders of any institution of any proceeding at the U.S. Patent and Trademark Office, or equivalent foreign Governmental Authority with respect to any Material Intellectual Property if, in the Company’s reasonable business judgment, such Claim may result in a Material Adverse Effect, and (vi) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property created, developed or acquired by such Obligor or any of its Subsidiaries, as is customarily maintained by companies engaged in the same or similar business as such Obligor or its Subsidiaries.

8.16 ERISA and Foreign Pension Plan Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, each Obligor shall, and shall cause each of its Subsidiaries to, comply in all material respects with the provisions of ERISA or applicable Law with respect to any Plans or Foreign Pension Plans to which the Borrower or any such Obligor is a party as an employer.

8.17 Cash Management. Subject to Section 8.19, other than in respect of a Controlled Account located in England and Wales, each Obligor shall, and shall cause each of its Subsidiaries to maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Accounts) to be held by each Obligor with a bank or financial institution that has executed and delivered to and in favor of the Agent a customary “springing” account control agreement (or, with respect to any such accounts maintained outside of the United States, subject to Foreign Security Documents customary for accounts in such jurisdiction, as reasonably requested by Agent (acting at the direction of the Majority Lenders)), in form and substance reasonably acceptable to the Agent (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, a “Controlled Account”).

8.18 Conference Calls. Subject in all respects to Section 14.22, after delivery of the financial statements pursuant to Sections 8.01(b) and 8.01(c), at the request of the Agent (at the direction of the Majority Lenders), the Borrower shall cause its chief financial officer to participate in conference calls with the Agent and the Lenders to discuss, among other things, the financial condition of each Obligor and any financial or earnings reports; provided that such conference calls shall be held at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, not more frequently than once after delivery of each such financial statement.

8.19 Post-Closing Covenants. The Borrower shall complete or shall cause to be completed each of the items set forth on Schedule 8.19 in the timeframes set forth therein (or, in each case, such longer timeframe as the Majority Lenders may agree in their reasonable discretion).

SECTION 9

NEGATIVE COVENANTS

The Obligors jointly and severally covenant and agree, for the benefit of the Agent and the Lenders that until all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash:

9.01 Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except for the following:

(a) the Obligations;

(b) Indebtedness existing as of the Closing Date (after giving effect to the Transactions contemplated to occur on or prior to the Closing Date) set forth on Schedule 9.01;

(c) (i) Indebtedness of an Obligor owing to another Obligor, (ii) Indebtedness of a non-Obligor owing to another non-Obligor, or (iii) any non-Obligor owing to any Obligor, so long as, in the case of this subclause (iii), such Indebtedness constitutes an Investment permitted by Section 9.05; provided that, in each case, such Indebtedness of any Obligor shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(d) Guaranties by an Obligor or any Subsidiary of the Indebtedness of another Obligor or Subsidiary to the extent such Indebtedness is otherwise permitted hereunder; provided that any Guaranty by an Obligor of any Indebtedness of a Subsidiary that is not an Obligor constitutes an Investment permitted by Section 9.05 and any such Guaranty will be subordinated to the Obligations to the extent and on the same terms and conditions as the Indebtedness being Guarantied;

(e) ordinary course of business equipment financing and leasing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $2,500,000 (or the Equivalent Amount in other currencies) at any time;

(f) so long as no Event of Default exists both immediately prior to and after giving effect to any such transaction, Indebtedness under Hedging Agreements entered into in any Obligor’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes);

(g) (i) Indebtedness assumed pursuant to any Permitted Acquisition; provided that (x) the aggregate amount of Indebtedness permitted pursuant to this Section 9.01(g) shall not exceed $3,000,000 at any time outstanding and (y) no such Indebtedness shall have been created or incurred in connection with, or in contemplation of, such Permitted Acquisition and (ii) earn-out, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature incurred in connection with Acquisitions permitted hereunder;

(h) Indebtedness in respect of any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business;

(i) advances or deposits from customers or vendors received in the ordinary course of business;

(j) workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions, social security or wage taxes, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(k) Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Obligors and their Subsidiaries, including to finance insurance premiums that are written or arranged in the ordinary course of business and which are payable within one (1) year;

(l) Indebtedness incurred from the endorsement of negotiable instruments for collection in the ordinary course of business;

(m) credit card Indebtedness in a principal amount not to exceed $4,000,000 in the aggregate at any time outstanding;

(n) Indebtedness under any letters of credit in an aggregate face amount not to exceed $1,500,000 in the aggregate at any time outstanding;

(o) Indebtedness incurred under performance, surety, bid, statutory and appeal bonds, completion guarantees, bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), statutory obligations and other obligations of a like nature and other similar obligations, in each case in the ordinary course of business;

(p) to the extent constituting Indebtedness, obligations in respect of Specified Acquisition Milestone Payments and any other earn-out, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature incurred in connection with the Specified Acquisition pursuant to the terms of the Specified Acquisition Agreement as in effect on the Closing Date;

(q) Permitted Refinancings of Indebtedness permitted pursuant to this Section 9.01 (other than Sections 9.01(h), (i), (j) and (u));

(r) to the extent constituting Indebtedness, customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Borrower and its Subsidiaries that are in the ordinary course of business;

(s) other Indebtedness in an aggregate amount not to exceed $7,500,000 at any time outstanding;

(t) Indebtedness arising out of judgments, attachments or awards not resulting in an Event of Default; and

(u) (i) the Existing Convertible Notes and (ii) Permitted Convertible Debt (other than the Existing Convertible Notes); provided that, immediately after giving pro forma effect to the incurrence thereof, the aggregate amount of unsecured Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding any Indebtedness incurred pursuant to Section 9.01(s), but including the aggregate outstanding amount of all Permitted Convertible Debt (including the Existing Convertible Notes)) shall not exceed forty percent (40%) of the Average Total Market Cap of the Borrower as of the most recent Trading Day prior to pricing thereof.

9.02 Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or such Subsidiary, except for the following:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of any Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 9.02(b), and any Liens securing a Permitted Refinancing thereof; provided, that no such Lien shall extend to any asset not subject to a Lien on the date hereof, other than proceeds thereof and additions thereto;

(c) Liens securing Indebtedness permitted under Section 9.01(e) (including any Permitted Refinancings thereof); provided that such Liens are restricted solely to the collateral permitted to be secured pursuant to Section 9.01(e);

(d) Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, lessor’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and (x) with respect to obligations which are not overdue for a period of more than sixty (60) days or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or delinquent or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii) above, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or their Subsidiaries; and (iv) leases or subleases in the ordinary course of business;

(i) Liens securing Indebtedness permitted under Section 9.01(g); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any other property or assets of any Obligor or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j) (i) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business and (ii) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection;

(k) (i) licenses not prohibited by Section 9.18, (ii) any ordinary course interest or title of a licensor, sublicensor, collaborator, lessor or sublessor with respect to any assets under any license agreement, collaboration agreement or lease agreement not prohibited by Section 9.18; and (iii) to the extent constituting a Lien, the lease agreement in respect of the Specified Sublease Transaction;

(l) cash collateral accounts serving as collateral in connection with Indebtedness permitted pursuant to Section 9.01(m) and Section 9.01(n) in an amount up to 105% of such Indebtedness;

(m) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(i);

(n) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law which secure payment of customs duties in connection with the importations of goods in the ordinary course of business;

(p) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases for, or consignments of, personal property entered into in the ordinary course of business;

(q) other Liens securing obligations in an aggregate amount not to exceed $4,000,000 at any time outstanding; provided that Liens pursuant to this clause (q) shall not secure Indebtedness for borrowed money exceeding an aggregate amount of $2,000,000 at any time outstanding;

(r) pledges or deposits made in the ordinary course of business in connection with obligations in respect of (i) surety or appeal bonds, bid or performance bonds, bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), statutory obligations or other obligations of a like nature to the extent permitted pursuant to Section 9.01(o), or (ii) leases in the ordinary course of business;

(s) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums;

(t) [reserved];

(u) Liens of sellers of goods to any Obligor or any Subsidiary arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses, to the extent the relevant Asset Sale is permitted by Section 9.09;

(v) [reserved];

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(x) Liens consisting of Permitted Licenses.

Any term or provision of this Agreement to the contrary notwithstanding, no Lien otherwise permitted under any of the foregoing clauses (b) through (x) (other than pursuant to clauses (m), (k) or (x) above and Permitted Liens) shall apply directly or indirectly to any Material Intellectual Property.

9.03 Fundamental Changes, Acquisitions, Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell, lease, transfer or otherwise dispose of all or substantially all of its property or business or (iii) other than Permitted Acquisitions and the Specified Acquisition, make any Acquisition:

(a) the merger, amalgamation or consolidation of any Subsidiary with or into any other Obligor or among Subsidiaries that are not Obligors; provided that, with respect to any such transaction involving the Borrower, the Borrower must be the surviving or successor entity of such transaction and with respect to any transaction involving any other Obligor and a Subsidiary that is not an Obligor, the Obligor must be the surviving or successor entity of such transaction;

(b) the sale, lease, transfer or other disposition by any Subsidiary (other than the Borrower) of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or between or among Subsidiaries that are not Obligors;

(c) the sale, transfer or other disposition of the Equity Interests of any Subsidiary (other than the Borrower) to any Obligor or between or among Subsidiaries that are not Obligors;

(d) transactions permitted by Section 9.05;

(e) the creation of any Subsidiary in compliance with Section 8.12; and

(f) any sale, lease, transfer or other disposition permitted by Section 9.09 and any merger, amalgamation, consolidation, liquidation, winding up or dissolution, the purpose of which is to effect a transaction permitted by Section 9.09 may be consummated.

9.04 Lines of Business. The Obligors shall not, and shall not permit any of their Subsidiaries to, engage in any business other than the business engaged in on the Closing Date by such Persons or a similar, corollary, ancillary, incidental, complementary or related line of business, or a reasonable extension, development or expansion thereof, which shall include, for the avoidance of doubt, the business of the Acquired Company.

9.05 Investments. The Obligors shall not, and shall not permit any of their Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except for the following:

(a) Investments outstanding on, or contemplated as of, the Closing Date and identified on Schedule 9.05 and any modification, replacement, renewal or extension thereof to the extent not involving new or additional Investments or otherwise increasing the amount thereof, and Investments by the Borrower in the Equity Interests of its Subsidiaries funded as of the Closing Date;

(b) (i) operating Deposit Accounts, Securities Accounts or Commodity Accounts with banks or financial institutions that are Controlled Accounts or Excluded Accounts, (ii) Investments in cash and Permitted Cash Equivalent Investments and (iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and prepaid royalties in the ordinary course of business;

(d) [Reserved];

(e) [Reserved];

(f) Investments consisting of security deposits with utilities and landlords to secure office space and other like Persons made in the ordinary course of business;

(g) employee loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Law) which in the aggregate shall not exceed $1,000,000 outstanding at any time (or the Equivalent Amount in other currencies);

(h) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i) Investments (i) by an Obligor or any of its Subsidiaries in an Obligor, (ii) by a non-Obligor Subsidiary in any other non-Obligor Subsidiary and (iii) by an Obligor in a non-Obligor Subsidiary, in an aggregate amount not to exceed $5,000,000 outstanding at any time;

(j) (i) Permitted Acquisitions and (ii) the Specified Acquisition (including payments of Specified Acquisition Milestone Payments), in accordance with the terms of the Specified Acquisition Agreement, as in effect on the Closing Date;

(k) (i) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Borrower’s Board and (ii) non-cash loans to employees, officers or directors relating to the exercise of options to purchase equity securities of the Borrower or its Subsidiaries which, in each case, in the aggregate of (i) and (ii) together shall not exceed $1,000,000 outstanding at any time;

(l) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary, in each case, so long as (i) such Person becomes a Subsidiary pursuant to a Permitted Acquisition or such consolidation or merger, as the case may be, is permitted pursuant hereto, (ii) such Person becomes a Subsidiary Guarantor to the extent required by Section 8.12 and (iii) such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(m) Investments consisting of payments of the cost of the formation of and maintenance of Subsidiaries so long as such Subsidiaries comply with Section 8.12 and the aggregate amount of such Investments does not exceed $250,000 per fiscal year;

(n) advances in respect of customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Borrower and its Subsidiaries that are in the ordinary course of business;

(o) non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support; provided that (i) the aggregate value of all Investments in all such joint ventures and strategic alliances shall not exceed $2,000,000;

(p) Investments in connection with, and performance of obligations under, (including, for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement of) any Permitted Bond Hedge Transaction, in accordance with its terms;

(q) [Reserved];

(r) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(s) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or inbound licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(t) Investments arising directly out of the receipt by the Borrower or any Subsidiary of non-cash consideration for any sale of assets permitted under Section 9.09;

(u) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower, solely to the extent not previously applied for any other purpose;

(v) the granting of any Permitted Lien or Permitted License; and

(w) so long as no Event of Default has occurred and is continuing or would result therefrom, Investments not otherwise permitted hereunder in an aggregate amount not to exceed $5,000,000 at any time outstanding.

9.06 Restricted Payments. The Obligors shall not, and shall not permit any of their Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except for the following:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests;

(b) dividends or other distributions paid by any Obligor (other than the Borrower) or any Subsidiary of any Obligor to its equity holders generally so long as the Borrower or its Subsidiary who owns the Equity Interests in such Subsidiary paying such dividend receives at least its proportional share thereof;

(c) upon the death, retirement, incapacity or termination of any present or former officer, director, advisor or employee that is a holder of Qualified Equity Interests of the Borrower or the exercise of a right of first refusal or similar right in respect of any such holder, the Borrower may repurchase such Qualified Equity Interests of such holder or such holder’s family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $1,000,000 per fiscal year so long as no Event of Default has occurred and is continuing or would result therefrom;

(d) the payment by any Obligor or any of its Subsidiaries of cash in lieu of the issuance of fractional shares made to redeem, purchase, repurchase, or retire the obligations under any warrants issued by it in accordance with the terms thereof;

(e) the repurchase or other acquisition of Qualified Equity Interests of the Borrower deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Qualified Equity Interests of the Borrower if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof and (ii) in connection with any tax withholding required upon the grant of or any exercise or vesting of any Qualified Equity Interests of the Borrower (or options in respect thereof);

(f) cash in lieu of the issuance of fractional shares;

(g) the Borrower may honor any non-cash (or, in the case of fractional shares, cash) conversion or exercise requests in respect of any convertible securities, options, or warrants of the Borrower into Qualified Equity Interests of the Borrower pursuant to the terms of such convertible securities, options or warrants or otherwise in exchange therefor;

(h) the payment by any Obligor of any or its Subsidiaries of Permitted Tax Distributions;

(i) to the extent constituting Restricted Payments, the payment of Specified Acquisition Milestone Payments in accordance with the terms of the Specified Acquisition Agreement as in effect on the Closing Date;

(j) to the extent constituting Restricted Payments, the Borrower or any Subsidiary may enter into and consummate transactions permitted by any provision of Section 9.03 or Section 9.09; and

(k) Restricted Payments not otherwise permitted hereunder in an aggregate amount not to exceed $2,500,000 since the Closing Date so long as no Event of Default has occurred and is continuing or would result therefrom.

Notwithstanding anything to the contrary in the foregoing, but subject to the limitations set forth in Section 9.07(c), the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the common stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock, following a merger event or other change of the common stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not be prohibited by this Section 9.06; provided that, to the extent the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the sum of (a) the aggregate principal amount thereof and (b) the net cash proceeds, if any, received by the Obligors pursuant to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond

Hedge Transactions and Permitted Warrant Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, this Section 9.06 shall not prohibit (x) the repurchase of any Existing Convertible Notes or (y) the repurchase, exchange or inducement of the conversion of any Permitted Convertible Debt by delivery of shares of common stock of the Borrower and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by the Obligors from the substantially concurrent issuance of common stock of the Borrower and/or such different series of Permitted Convertible Debt minus the net cost of any Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions plus the net cash proceeds, if any, received by the Obligors pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any.

Notwithstanding the foregoing, the Obligors may (A) pay the purchase price of any Permitted Bond Hedge Transaction or (B) settle, unwind or terminate all or any portion of any Permitted Warrant Transaction by (I) set-off against the concurrent settlement, unwind or other termination of all or any portion of any related Permitted Bond Hedge Transaction or (II) delivery of common stock of the Borrower.

9.07 Payments and Modifications of Junior Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, with respect to any Indebtedness that (x) is by its terms subordinated in right of payment to the Obligations, (y) is secured by a Lien that is junior in right of priority to the Liens securing the Obligations or (z) is unsecured (excluding the Existing Convertible Indebtedness, any such Indebtedness, “Junior Indebtedness”):

(a) declare, pay, make or set aside any amount for payment in respect of Junior Indebtedness (other than any Permitted Convertible Debt), except for payments (i) expressly permitted under the applicable subordination agreement or intercreditor agreement; (ii) regularly scheduled payments of interest set forth in the applicable note or instrument therefor; (iii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, regularly scheduled payments of principal set forth in the applicable note or instrument therefor; (iv) in the form of, or in an amount not to exceed the Net Cash Proceeds received by Borrower from a substantially contemporaneous issuance of, Qualified Equity Interests; (v) with the proceeds of other Indebtedness that constitutes Permitted Refinancing of such Junior Indebtedness; and (vi) additional payments not to exceed $3,000,000 in the aggregate;

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness or the Existing Convertible Notes, if, after giving effect to such amendment, modification, waiver, change or consent, the obligors with respect to such Indebtedness would not have been permitted to incur, guarantee or secure such Indebtedness pursuant to the terms hereof if such Indebtedness, as amended, modified, waived or otherwise changed, was instead incurred, guaranteed or secured as Permitted Refinancing Debt in respect of such Indebtedness;

(c) declare, pay, or make any payment or distribution under or in respect of any Permitted Convertible Debt, except for: (i) regularly scheduled payments of interest as set forth in the applicable note or instrument therefor; (ii) payment of reasonable and customary fees and expenses incurred in connection with any Permitted Convertible Debt; (iii) payments of the initial purchase price or premium for each Permitted Bond Hedge Transaction; provided that such purchase price or premium less the proceeds received by Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the Net Cash Proceeds received by Borrower from the issuance of the Permitted Convertible Debt issued in connection with such Permitted Bond Hedge Transaction; (iv) the issuance of shares of common stock (plus, if applicable, cash for accrued but unpaid interest and in lieu of fractional shares in connection with such issuance) of Borrower in connection with any conversion, exercise, repurchase, exchange, redemption, settlement or early termination or cancellation of any Permitted Convertible Debt or in connection with any Permitted Warrant Transaction; (v) the making of cash payments in connection with any conversions, redemptions, repurchases or exchanges of Permitted Convertible Debt in an aggregate amount not to exceed the principal amount of the Permitted Convertible Debt so converted; provided that no payments shall be made under this clause (v) unless, after giving effect to such payment, on a pro forma basis (x) no Event of Default has occurred and is continuing or would result from the making of such payment, (y) after giving effect to the making of such payment, the Liquidity Condition is satisfied and (z) Agent shall have received a duly executed certificate of a Responsible Officer of Borrower certifying as to the foregoing clauses (x) and (y); (vi) the issuance of Permitted Convertible Debt permitted pursuant to this Agreement (and not for the avoidance of doubt any payment of cash or Cash Equivalents) or any Qualified Equity Interests in exchange for any Permitted Convertible Debt; or (vii) the redemption, repurchase, exchange or other retirement for cash of the Permitted Convertible Debt in an amount not to exceed (x) the Net Cash Proceeds received by Borrower from the issuance of additional Permitted Convertible Debt in connection with a Permitted Refinancing of such Permitted Convertible Debt being redeemed, repurchased or retired or (y) from the Net Cash Proceeds received by Borrower from an issuance of Qualified Equity Interests; provided, that, in each case, such redemption occurs substantially contemporaneously with Borrower’s receipt of such Net Cash Proceeds; and

(d) declare, pay, make or set aside any amount for payment in respect of any obligations in respect of the deferred purchase price of property or services, including earn-out and similar deferred purchase price consideration obligations, unless at the time of such payment, (x) no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such payment, the Liquidity Condition shall be satisfied; provided, that this clause (d) shall not prohibit payments of Specified Acquisition Milestone Payments in accordance with the terms of the Specified Acquisition Agreement as in effect on the Closing Date.

Notwithstanding anything to the contrary in the foregoing, but subject to the limitations set forth in Section 9.07(c), the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the common stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock, following a merger event or other change of the common stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not be prohibited by this Section 9.07; provided that, to the extent the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the sum of (a) the aggregate principal amount thereof and (b) the net cash proceeds, if any, received by the Obligors pursuant to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction and Permitted Warrant Transactions relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, this Section 9.07 shall not prohibit (x) the conversion of any Junior Indebtedness to Qualified Equity Interests of the Borrower, (y) repurchase of any Existing Convertible Notes or (z) the repurchase, exchange or inducement of the conversion of any Permitted Convertible Debt by delivery of shares of common stock of the Borrower and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by the Obligors from the substantially concurrent issuance of common stock of the Borrower and/or such different series of Permitted Convertible Debt minus the net cost of any Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions plus the net cash proceeds, if any, received by the Obligors pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any.

9.08 Change in Fiscal Year. The Obligors shall not, and shall not permit any of their Subsidiaries to, change the last day of their fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Obligors or as otherwise required by Law or GAAP.

9.09 Sales of Assets, Etc.. The Obligors shall not, and shall not permit any of their Subsidiaries to sell, lease, transfer, or otherwise dispose of any of their assets or properties, whether now owned or hereafter acquired (including accounts receivable, Intellectual Property or Equity Interests of Subsidiaries), grant or enter into any license (or equivalent) of Intellectual Property owned by the Obligors, or forgive, release or compromise any amount owed to any Obligor or any such Subsidiary, or irretrievably abandon or dispose of any Patents, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except for the following (provided that, in the case of any Asset Sale of the type described in clauses (o), (r), and (s) below, the Obligors shall not, and shall not permit any of their Subsidiaries to, allow any such Asset Sale to occur if any Event of Default has occurred and is continuing or would result from such Asset Sale):

(a) sales of inventory in the ordinary course of its business;

(b) the forgiveness, release or compromise of any amount owed to an Obligor or any of its Subsidiaries in the ordinary course of business;

(c) transfers of assets or properties by any Obligor or any of its Subsidiaries to another Obligor or between or among Subsidiaries that are not Obligors;

(d) dispositions of any asset or property (including leasehold interests, but other than any Material Intellectual Property) that is surplus, obsolete or worn out or no longer used or useful in the business of the Borrower and its Subsidiaries (in the reasonable, good faith judgment of the Obligors);

(e) as expressly permitted under Sections 9.02, 9.03 or 9.05;

(f) the use of cash and Permitted Cash Equivalent Investments for any purpose not prohibited or otherwise restricted hereby or by any other Loan Document;

(g) dispositions consisting of the sale, discount, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof or in connection with the bankruptcy or reorganization of suppliers or customers;

(h) dispositions of any asset or property (other than Material Intellectual Property) to the extent that such asset or property is exchanged for credit against the purchase price of similar replacement property;

(i) the granting of any license of Intellectual Property to the extent permitted by Section 9.18;

(j) any Casualty Event that would constitute an Asset Sale;

(k) the sale of Qualified Equity Interests of the Borrower (to the extent not resulting in a Change of Control or other Event of Default);

(l) the expiration, forfeiture, cancellation, lapse or abandonment of any registrations or applications for registration of any Intellectual Property (other than Material Intellectual Property) no longer used or useful in the conduct in the business of the Borrower or its Subsidiaries or to the extent no longer economically desirable in the conduct of their business (in the reasonable, good faith judgment of the Obligors);

(m) customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Borrower and its Subsidiaries that are in the ordinary course of business;

(n) any early unwind, settlement or termination of any Permitted Bond Hedge Transaction;

(o) other Asset Sales (other than any abandonment or disposal of Material Intellectual Property) not otherwise permitted hereunder not to exceed $1,000,000 in the aggregate since the Closing Date;

(p) the termination or unwinding of Hedging Agreements in the ordinary course of business;

(q) cancellations, terminations or surrender by an Obligor or any Subsidiary thereof of any lease or sublease in the ordinary course of business;

(r) other Asset Sales of tangible personal property (other than any abandonment or disposal of Material Intellectual Property) so long as (i) the assets subject to such Asset Sale are sold for fair value, as determined by the applicable Obligor or Subsidiary in good faith, (ii) at least 75% of the consideration therefor is cash or Permitted Cash Equivalent Investments and (iii) no Event of Default has occurred and is continuing immediately after giving effect to such Asset Sale; provided that the aggregate fair market value of all property subject to Asset Sales under this clause (r) shall not exceed $1,000,000 in any fiscal year;

(s) the Specified Sublease Transaction;

(t) dispositions of Equity Interests in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between any joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(u) Asset Sales contractually committed to but unconsummated as of the Closing Date and identified on Schedule 9.09.

9.10 Transactions with Affiliates. Notwithstanding anything in this Agreement to the contrary, (i) the Obligors shall not, and shall not permit any of their Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property other than pursuant to Permitted Licenses or (y) permit any Person other than an Obligor to license or own any interest in any Material Intellectual Property owned by such Obligor other than pursuant to Permitted Licenses, and (ii) no Material Intellectual Property shall be contributed as an Investment or distributed as a Restricted Payment to any Subsidiary other than an Obligor (other than pursuant to Permitted Licenses). The Obligors shall not, and shall not permit any of their Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors and their Subsidiaries that are not prohibited by this Agreement;

(b) customary compensation and indemnification of, and other employment arrangements and benefits (including retirement, health, stock option, restricted stock units and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the ordinary course of business) with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business;

(c) any other transaction of any Obligor or any of its Subsidiaries that is on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith) to such Obligor or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary;

(d) transactions disclosed on Schedule 9.10 as of the Closing Date;

(e) Permitted Convertible Debt and equity financing transactions otherwise permitted by this Agreement; and

(f) Restricted Payments permitted under Section 9.06, and Investments permitted by Section 9.05.

9.11 Restrictive Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents and (ii) Restrictive Agreements listed on Schedule 9.11, and Permitted Refinancings thereof that are Permitted Indebtedness.

9.12 Modifications and Terminations of Certain Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to: (a) waive, amend, modify, terminate, replace or otherwise modify any term or provision of any Organizational Document in any manner materially adverse to the interests of the Agent or to the Lenders in their capacities as such; or (b) waive, amend, replace or otherwise modify any term or provision of any Material Agreement in a manner materially adverse to the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

9.13 Sales and Leasebacks. Except as disclosed on Schedule 9.13, the Obligors shall not, and shall not permit any of their Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any asset or property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14 Hazardous Material. The Obligors shall not, and shall not permit any of their Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.15 Accounting Changes. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.16 [Reserved].

9.17 Sanctions; Anti-Corruption Use of Proceeds. The Borrower shall not, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (ii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, would result in a violation by any party to this Agreement (including the Agent and the Lenders) of Sanctions.

9.18 Inbound and Outbound Licenses.

(a) Inbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become bound by any license agreement granting a license (or equivalent right) to third party Intellectual Property requiring any Obligor or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of $5,000,000 in respect of such inbound license unless the Borrower has (i) provided prior written notice to the Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the Borrower’s or such Subsidiary’s, as applicable, business or financial condition and (ii) taken such commercially reasonable actions as the Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Agent and the Lenders to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or properties that are the subject of such license agreement; provided that (x) contractually committed, but unconsummated licenses as of the Closing Date and described on Schedule 9.18 and (y) non-exclusive license agreements in the nature of over the counter or “shrink wrap” software that is commercially available to the public or software licensed under open source licenses, shall not be prohibited by this Section 9.18(a).

(b) Outbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any outbound license, including any collaboration or development agreement, of Intellectual Property of any Obligor or any of its Subsidiaries other than Permitted Licenses.

SECTION 10

FINANCIAL COVENANT

10.01 Minimum Revenue. As of the last day of each fiscal quarter ending following the Closing Date, the Borrower and its Subsidiaries shall have received consolidated Revenue for the period of twelve (12) consecutive months ending on the last day of such fiscal quarter, determined on the basis of the financial statements most recently delivered pursuant to Sections 8.01(b) or 8.01(c), as applicable, in an aggregate amount not less than three hundred million dollars ($300,000,000) (the “Minimum Revenue Covenant”); provided, that, in the event the Borrower and its Subsidiaries fail to comply with the Minimum Revenue Covenant as of the last day of any fiscal quarter (such fiscal quarter, the “Initial Fiscal Quarter”), such failure to comply shall not constitute a Default or Event of Default unless (x) such failure to comply continues for three (3) consecutive fiscal quarters (including the Initial Fiscal Quarter) or (y) at any time on or following the first day after the end of the Initial Fiscal Quarter until the earlier of (1) the occurrence of an Event of Default pursuant to the foregoing clause (x) and (2) the date on which the Borrower delivers to the Agent a Compliance Certificate indicating compliance with the Minimum Revenue Covenant, the Liquidity Condition is not satisfied.

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal Payment Default. The Borrower shall fail to pay any principal of the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.15, 8.17, 8.19, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), 11.01(b) or 11.01(d)) or any other Loan Document, and, such default is not remedied by the Obligor or waived by the Agent (at the direction of the Majority Lenders) within thirty (30) days after the earlier of (i) receipt by Borrower of notice from the Agent or Majority Lenders of such failure or (ii) knowledge of any Responsible Officer of any Obligor of such default.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any breach of, “default” or “event of default”, or similar event shall occur under, pursuant to or in connection with Material Indebtedness, or any other event or condition shall occur, that, in either case, shall, after the expiration of any cure or grace period thereunder (x) result in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders or beneficiaries of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which the Borrower or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) and such event of default shall continue unremedied, uncured or unwaived after the expiration of any cure or grace period thereunder or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which the Borrower or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by the Borrower or such Subsidiary as a result thereof is greater than $10,000,000; provided that this clauses (i) and (ii) of this Section 11.01(g) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale transfer (including as a result of a Casualty Event) of the property or assets securing such Material Indebtedness so long as such Material Indebtedness is repaid in full substantially contemporaneously with such sale or transfer (y) events of default, termination events or any other similar event under the documents governing Hedging Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Permitted Convertible Debt that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Equity Interests) in accordance with its terms and does not give rise to a right on behalf of the holders thereof to accelerate such Permitted Convertible Debt and demand cash payment in respect thereof.

(h) Insolvency, Bankruptcy, Etc.

(i) (Other than in respect of any Obligor incorporated in the United Kingdom) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii) (Other than in respect of any Obligor incorporated in the United Kingdom) the Borrower or any of its Subsidiaries shall (w) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (x) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (y) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (z) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (aa) make a general assignment for the benefit of creditors or (bb) take any action for the purpose of effecting any of the foregoing;

(iii) (Other than in respect of any Obligor incorporated in the United Kingdom) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(iv) Any Obligor incorporated in the United Kingdom (i) is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due which results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (ii) has any corporate action, legal proceedings or other procedure or formal step or a resolution passed for its winding-up, official management or liquidation (other than pursuant to a solvent liquidation, consolidation, amalgamation or merger); or (iii) is subject to any legal proceedings or any formal corporate action or step in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or (B) a composition, compromise, assignment or arrangement with any material portion of its creditors (other than any Obligor), which, in each case or is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof.

(i) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $10,000,000 (or the Equivalent Amount in other currencies) (in each case excluding any amounts covered by insurance as to which the applicable carrier has not denied coverage) shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain effectively unstayed, unbonded, undismissed, unsatisfied or undischarged for a period of forty-five (45) consecutive calendar days after being executed against the Borrower or any of its Subsidiaries or any combination thereof, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA and Pension Plans. An ERISA Event or Foreign Benefit Event shall have occurred that, in the opinion of the Agent, when taken together with all other ERISA Events and Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Change.

(k) Material Adverse Change, Etc. A Material Adverse Change, Material Adverse Effect or Material Regulatory Event shall have occurred.

(l) Change of Control. A Change of Control shall have occurred.

(m) Impairment of Security, Etc. (Subject, in the case of the UK Guarantor only, to the Legal Reservations and Perfection Requirements), if any of the following events occurs, and with respect to the following clause (i), other than as a result of the acts or omissions of the Agent or any Lender: (i) the Liens created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on a material portion of the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms or as a result of payment in full of the Obligations, any material portion of the Security Documents, taken as a whole, or of any material Guaranty of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) other than by reason of payment in full of the Obligations or permitted release in accordance with the terms of the Loan Documents, any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, in each case subject to any limitations following from (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(n) Registration. If any Obligor is or becomes an entity whose equity is registered with the Commission, and/or is publicly traded on and/or registered with a public securities exchange, such Obligor’s equity fails to remain registered with the Commission in good standing, and/or such equity fails to remain publicly traded on and registered with such public securities exchange.

11.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Agent may, or upon the instructions of the Majority Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and upon the occurrence of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03 Additional Remedies. Upon the occurrence and during the continuance of any Event of Default under Section 11.01(a), (d) (solely with respect to Section 10) or (h), if the Borrower or any of its Subsidiaries shall have an uncured event of default under a Material Agreement, the Agent or the Lenders shall have the right (but not the obligation) to cause such event of default under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of the Borrower or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any such event of default. Without limiting the foregoing, during the continuance of any Event of Default described in Section 11.01(a), (d) (solely with respect to Section 10) or Section 11.01(h), upon any such event of default under a Material Agreement, the Borrower and each of its Subsidiaries shall promptly execute, acknowledge and deliver to the Agent such instruments as may reasonably be required of the Borrower or such Subsidiary to permit the Agent and the Lenders to cure any such event of default under the applicable Material Agreement or permit the Agent and the Lenders to take such other action required to enable the Agent and the Lenders to cure or remedy the matter in default and preserve the interests of the Agent or Lenders. Any amounts paid by the Agent or Lenders pursuant to this Section 11.03 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

SECTION 12

THE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Agent. Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association (together with any successor Agent pursuant to Section 12.09) as the administrative agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Borrower or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding); provided that (i) the Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (ii) so long as the Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person (including any Withholding Agent) shall be authorized to make any payment to the Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.

(c) Limited Duties. The parties hereto acknowledge and agree that under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). The permissive right of the Agent to do things enumerated in this Agreement shall not be construed as a duty. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers herein unless it has received reasonable assurances that it will be reimbursed or indemnified in accordance with the terms hereof. The Agent (in its capacity as such) shall not be responsible or liable to the extent of any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Agent shall not be required to exercise any discretion, provide any consent or approval, make any determination, or take, or omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Parties thereof or (ii) that is, in the opinion of the Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Agent or any of its Affiliates or Related Parties.

12.04 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Agent shall not be responsible for the acts or omissions of any such trustee, co-agent, employee, attorney-in-fact or any other Person, in each case, to the extent appointed with due care.

12.05 Reliance and Liability.

(a) The Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any advice, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, note, other evidence of indebtedness, or other paper or document and information and any telephone message or conversation, in each case reasonably believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document, including for executing, delivering, filing, recording, authorizing or obtaining any financing statements, notices, instruments, documents, agreements, consents or other papers with or in any recording office;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.

12.06 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation and Succession of the Agent.

(a) At any time upon not less than thirty (30) Business Days prior written notice, the Agent may resign as the “the Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Agent), effective on the date set forth in such notice, which effective date shall not be less than thirty (30) (or more than sixty (60)) days following delivery of such notice. If the Agent delivers any such notice, the Majority Lenders shall, in consultation with the Borrower (unless an Event of Default under Section 11.01(a), (d) (solely with respect to Section 10.01) or (h) has occurred and is continuing), have the right to appoint a successor to the Agent; provided that if a successor to the Agent has not been appointed on or before the effectiveness of the resignation of the resigning Agent, then the resigning Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor to the Agent (but in no event shall any successor Agent be a Competitor, Defaulted Lender or a Disqualified Institution).

(b) Effective immediately upon its resignation, (i) the resigning Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor the Agent shall have accepted a valid appointment hereunder, (iii) the resigning Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Agent was, or because the Agent had been, validly acting as the Agent under the Loan Documents or (y) any continuing duties such resigning Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Agent shall take such action as may be reasonably necessary to assign to the successor the Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor the Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Agent under the Loan Documents.

(c) Any entity into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its loan agency business and assets as a whole or substantially as a whole, or any entity resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, benefits, indemnities, immunities, protections and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Agent to release the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under and in accordance with the terms of the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a); and

(b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by and in accordance with the terms of the Loan Documents (including pursuant to a valid waiver or consent), and (ii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) that the Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnified Party that is owed such Obligations, and (z) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Obligors, each in form and substance acceptable to the Agent.

The Agent shall not be required to execute any document necessary to evidence such release authorized under this Section 12.10 unless a Responsible Officer of the Borrower shall certify in writing to the Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that the Agent may rely on any such certificate without further inquiry). Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guaranties and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Section 12 and the decisions and actions of the Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12 Erroneous Payments.

(a) If the Agent notifies a Lender or any Person who has received funds on behalf of a Lender, such Lender, in connection with the Loan Documents (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates, in each case, in connection with the Loan Documents were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, in each case, in connection with the Loan Documents, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof)) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within sixty (60) days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days following written demand, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A written notice of the Agent to any Payment Recipient setting forth the date and amount of such Erroneous Payment under this clause (a) shall be conclusive, absent manifest error; and

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Agent pursuant to this Section 12.12(b).

(c) Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement; provided that, the Agent shall endeavor to give prompt notice to each Lender of any such setoff; provided further that, failure by Agent to provide any such notice shall not affect the validity of such setoff or result in any liability therefor.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic settlement system as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent or its Affiliates from or on behalf of the Borrower or any other Obligor or from the proceeds of Collateral.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Notwithstanding anything to the contrary herein or in any other Loan Document, no Obligor nor any of their respective Affiliates shall have any additional obligations or liabilities directly or indirectly arising out of this Section 12.12 in respect of any Erroneous Payment (including the repayment or recovery of any amounts) and, for the avoidance of doubt, it is understood and agreed that if an Obligor has paid principal, interest, fees or any other amounts owed pursuant to a Loan Document, nothing in this Section 12.12 (or Section 14.03 (or any equivalent provision) in connection therewith)) shall require any such Obligor to pay additional amounts that are duplicative of such previously paid amounts.

12.13 Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but none of the Lenders or Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Majority Lenders” hereunder or under any other Loan Document) for any voting or consent rights under or with respect to any Loan Document.

SECTION 13

GUARANTEE

13.01 The Guarantee. Each of the Subsidiary Guarantors hereby jointly and severally guarantees to the Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors hereby further jointly and severally agrees that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash), it being the intent of this Section 13.02 that the obligations of the Borrower and the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

13.04 Subrogation. Each of the Subsidiary Guarantors hereby jointly and severally agrees that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), but subject to the reinstatement provisions set forth in Section 13.03, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor and the Borrower hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) whenever arising.

13.08 General Limitation on Guarantee Obligations. In any Claim or Proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. The guarantee in this Section 13 shall not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 678 or Section 679 of the Companies Act 2006 of the United Kingdom.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Agent or any Lender, to its address specified on the signature pages hereto or its Guaranty Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Agent and the Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Lenders.

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of (i) Goodwin Procter LLP, lead counsel for the Lenders, (ii) Covington & Burling LLP, lead counsel for the Agent, and (iii) one additional local outside counsel in each material jurisdiction or discipline in each case for the Agent and the Lenders in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans, and (y) any such costs or expenses incurred after the Closing Date, including any costs or expenses relating to the negotiation or preparation of any modification, supplement, forbearance, consent or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); and (ii) the Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of legal counsel, but limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for each of (x) the Agent and (y) all Lenders together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Agent and all Lenders together and, in the case of actual conflict of interest, one additional such set of applicable counsel)) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Exculpation, Indemnification, etc.

(i) In no event shall any party hereto, any successor, transferee or assignee of any party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that, nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Person, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. Each party hereto agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any claim against any Exculpated Party with respect to any of the foregoing.

(ii) Each Obligor, jointly and severally, hereby indemnifies the Agent, each Lender, each of their respective successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all claims and Losses of any kind (limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for all Indemnified Parties, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Indemnified Parties together and, in the case of actual conflict of interest, one additional such set of applicable counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any Proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. This Section 14.03(b)(ii) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim.

(c) No Obligor shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Obligor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Obligor’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Obligor agrees to, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (ii) above. No Obligor shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending Proceedings in respect of which indemnity could have been sought hereunder by any

Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Agent from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. Each Obligor acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Agent and the other Indemnified Persons.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders directly affected thereby shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment of any Lender, reduce the fees payable to any Lender hereunder, reduce interest rates or other amounts payable with respect to the Loans held by any Lender, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans held by any Lender or extend the repayment dates of the Loans held by any Lender;

(ii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto, other than pursuant to the express terms hereof or thereof;

(iii) amend this Section 14.04 or the definition of “Majority Lenders”;

(iv) amend, restate, amend and restate, waive or otherwise modify this Agreement or any other Loan Document that provides for subordination of the Obligations or of the Liens granted under any Loan Document to any other Indebtedness or Lien, as the case may be;

(c) if the Majority Lenders and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Majority Lenders and the Borrower shall be permitted to amend such provision; and

(d) no amendment, modification, or waiver shall affect the rights, duties, benefits, privileges, protections, indemnities or immunities of, or any fees or other amounts payable to, the Agent, unless consented to and signed by the Agent.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (other than (x) a Disqualified Institution, unless an Event of Default under Section 11.01(a), (d) (solely with respect to Section 10.01 ) or (h) has occurred and is continuing or (y) a Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor or to any natural Person at any time, (ii) no such assignment shall be made without the prior written consent of the Agent and (iii) unless (x) an Event of Default under Section 11.01(a), (d) (solely with respect to Section 10) or (h) has occurred and is continuing or (y) such assignment is to a Lender or an Affiliate of a Lender or an Eligible Transferee, no such assignment shall be made to any Person without the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed) provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received written notice thereof. Subject to the payment by the assigning Lender of a processing and recordation fee of $3,500 (which may be waived by the Agent in its sole discretion) and the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Loan Documents. Each of the Agent, the Lenders, the Borrower, and its Subsidiaries agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Agent, the Lenders, the Borrower, and its Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest or demonstrable error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee (other than to a Competitor or a Disqualified Institution unless an Event of Default under Section 11.01(a), (d) (solely with respect to Section 10) or (h) has occurred and is continuing) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 14.05(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.03 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(g) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 5.01, which demand shall not have been revoked, (ii) Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which the Majority Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower and Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Transferee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement

Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par plus the Exit Fee and any Early Prepayment Fee as though the Affected Lender had received payment of its Loans on such date, and assign all of its Loans and any funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 14.05(b); provided, however, that (A) following payment of the applicable Exit Fee and/or Early Prepayment Fee to the Affected Lender, the assignee of such Affected Lender (and any future assignee thereof) shall not be entitled to receive the Exit Fee or Early Prepayment Fee with respect to the assigned Loans, and (B) Borrower shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 5.01 or Section 5.03, as applicable, of this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 14.05(b) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 14.05(i) and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 14.05(i), such replaced Lender shall be deemed to have consented to the terms of such Assignment and Assumption, and any such Assignment and Assumption executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 14.05(b), Borrower, shall be effective for purposes of this Section 14.05(i) and Section 14.05(b). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 14.06.

14.06 Survival. The obligations of the Obligors under Sections 5.01, 5.02(c), 5.03, Section 12, 14.03, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

14.09 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 Confidentiality. The Agent and each Lender agree to keep confidential all information provided to them by or on behalf of any Obligor or Subsidiary pursuant to this Agreement relating to any Obligor or Subsidiary that has not been made publicly available on “EDGAR” or is not otherwise available to the Agent or any Lender on a nonconfidential basis prior disclosure; provided that, in the case of information received from or on behalf of any Obligor or Subsidiary after the Closing Date, such information is clearly designated by such Obligor or Subsidiary as confidential in accordance with reasonable and customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 14.15, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b) in connection with an actual or bona fide prospective assignment permitted under Section 14.05, (ii) subject to an agreement to comply with the provisions of this Section and the request of the Borrower, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”)

subject to an agreement to comply with the provisions of this Section 14.15 or other customary professional confidentiality obligations, (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law; provided, however, that to the extent legally permissible, such party shall give the Borrower prompt written notice of such requirement and shall reasonably cooperate (at Borrower’s sole cost) with Borrower’s attempts to limit any such disclosure, (vi) if required to do so in connection with any litigation or similar proceeding; provided, however, that to the extent legally permissible, such party shall give the Borrower prompt written notice of such requirement and shall reasonably cooperate (at Borrower’s sole cost) with Borrower’s attempts to limit any such disclosure, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.15), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or any of its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided, further that, unless specifically prohibited by applicable law or court order, each Lender shall, to the extent reasonably practicably, notify the Borrower of any request or demand by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and shall reasonably cooperate (at the Borrower’s sole cost) with the Borrower’s efforts to limit any such disclosure.

14.16 No Fiduciary Relationship. The Borrower acknowledges that the Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such

Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18 Early Prepayment Fee; Exit Fee. It is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including upon the occurrence of a Insolvency Proceeding (including the acceleration of claims by operation of Law)), the Early Prepayment Fee and Exit Fee applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though such Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any such premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EARLY PREPAYMENT FEE AND EXIT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may effectively do so) that: (i) the Early Prepayment Fee and Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Early Prepayment Fee and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Early Prepayment Fee and Exit Fee; and (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

14.19 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in such other currency the Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Agent in Dollars, the Agent shall remit such excess to the Borrower.

14.20 USA PATRIOT Act. The Agent and the Lenders hereby notify the Borrower and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Person to identify the Borrower or such Subsidiary in accordance with the Patriot Act and the Beneficial Ownership Regulation.

14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.22 MNPI.

(a) At or prior to 10:00 a.m. (New York City time) on the first (1st) Business Day following the Closing Date, the Borrower shall file one or more Forms 8-K with the Commission describing the terms of the transactions contemplated by the Loan Documents and including as exhibits to such Form 8-K this Agreement (including the schedules and exhibits hereto) (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”).

(b) The Borrower hereby acknowledges that the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower and each Lender hereby acknowledges that (i) the Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated by the Commission under the Securities Act and the Exchange Act (all such information described in the foregoing, “MNPI”). Borrower hereby agrees that (1) it will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (2) by marking the Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (4) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that Borrower and its Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, financial statements and other documentation delivered pursuant to Sections 8.01 (b), (c) and (g) (with respect to clause (g), only to the extent such reports and filings are filed by Borrower with any stock exchange on which any securities of Borrower are traded and/or the Commission) shall be deemed to be suitable for posting on a portion of the Platform designated for “Public Side Information.” Unless expressly marked “PUBLIC” and subject to the prior sentence, the Agent agrees not to make any such Borrower Materials available to Public Lenders. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agent and other Lenders may have access to such information and (ii) none of the Obligors, the Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

(c) Notwithstanding the foregoing, to the extent the Borrower in good faith determines that it is necessary to disclose MNPI to a Public Lender for purposes relating to this Agreement or any other Loan Document (including seeking a waiver, consent or amendment), the Borrower shall inform the Agent via email at jrose@WilmingtonTrust.com (or any other email address as may be notified by the Agent to the Borrower in writing from time to time) of such determination, and Agent shall distribute such email to the applicable Public Lender, and within two (2) Business Days after the sending of such email by the Borrower to the Agent, such Public Lender shall engage with the Borrower to discuss such purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

NEVRO CORP.

By	/s/ Rod MacLeod
Name: Rod MacLeod
Title: Chief Financial Officer

GUARANTOR:

NEVRO MEDICAL CR, LLC

By:	/s/ Rod MadLeod
Name: Rod MacLeod
Title: Manager

Address for Notices:

Nevro Corp.

1800 Bridge Parkway
Redwood City, CA 94065

Attn:	Rod MacLeod
Tel.:	(650) 251-0005
Email:	[***]

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By	/s/ Jeffery Rose
Name: Jeffery Rose
Title: Vice President

Address for Notices:

Wilmington Trust, National Association 50 South Sixth Street, Suite 1290
Minneapolis, MN 55402

Attn:	Nevro Corp. Loan Administrator
Tel.:	(612) 217-5630
Fax:	(612) 217-5651
Email:	jrose@wilmingtontrust.com

With a copy to (which shall not constitute notice):

Covington & Burling LLP
The New York Times Building 620 Eighth Avenue
New York, NY 10018

Attn:	Ronald A. Hewitt
Tel.:	(212) 841-1220
Email:	rhewitt@cov.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

LENDERS:

BRAIDWELL TRANSACTION HOLDINGS LLC – SERIES 3

By	/s/ Manish K. Mital
Name: Manish K. Mital
Title: Chief Operating Officer & General Counsel

By	/s/ Colin Bettison
Name: Colin Bettison
Title: Head of Finance & Operations

Address for Notices:

Braidwell LP One Harbor Point, 2200 Atlantic Street, 4th Floor Stamford, CT 06902

Attn:	Manish K. Mital
Tel.:	203-694-3275
Email:	[***]

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP 520 Broadway
Suite 500
Santa Monica, CA 90401
Attn:	Kris Ring
Tel.:	(424) 252-6364
Email:	kring@goodwinlaw.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

Schedule 1

to Credit Agreement

COMMITMENTS

Lender	Commitment	Proportionate Share
Braidwell Transaction Holdings LLC – Series 3	$200,000,000.00	100%
TOTAL	$200,000,000.00	100%